Exhibit 10.1

COLLABORATION AND LICENSE AGREEMENT
by and between
ENTERA BIO LTD.,
OPKO BIOLOGICS LTD.,
 and
OPKO HEALTH, INC.

i

ii

iii

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of March 16, 2025 (the “Effective Date”), by and between (i) OPKO Biologics Ltd., an Israeli company with offices at 16 Ashlegan St., Kiryat Gat 8211804, Israel (“OPKO”), (ii) solely for purposes of Sections 7.2, 10.1, 10.2 and 10.4 hereof, OPKO Health, Inc., a Delaware corporation headquartered at 4400 Biscayne Blvd., Miami, FL 33137 (“OPKO Health”); and (iii) Entera Bio Ltd., an Israeli company headquartered at Kiryat Hadassah, Minrav Building, Fifth Floor, Jerusalem, Israel 9112002 (“Entera”). OPKO and Entera are referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Entera has focused on the development of oral peptide or protein replacement therapies using Entera’s proprietary N-Tab™ technology platform (the “Entera Platform”);

WHEREAS, OPKO is interested in developing and commercializing an oral dual agonist GLP-1/glucagon peptide with OPKO’s proprietary long acting oxyntomodulin analog using the Entera Platform; and

WHEREAS, OPKO and Entera desire to collaborate for preclinical and clinical development and decision making related to oral delivery of a dual agonist GLP-1/glucagon peptide in an oral dosage form (QD) using Entera’s N-Tab™ technology platform for the treatment of obesity, metabolic and fibrotic disorders in humans.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1.          DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, have the meanings set forth in this Article 1.

1.1          “Accounting Standards” means U.S. Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards (IFRS), or successor standards thereto, in each case, as generally and consistently applied for accounting and financial reporting purposes throughout the applicable Party’s organization.

1.2           “Adverse Event” means any untoward medical occurrence in a patient or Clinical Trial subject administered a pharmaceutical or biologic product and that does not necessarily have a causal relationship with the intended treatment.

1.3           “Affiliate” means, with respect to an entity, any other corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by, or is under common control with such entity, regardless of whether such control exists as of the Effective Date, but only for so long as such control exists. For purposes of this definition, “control” shall be presumed to exist if either or both of the following conditions is met: (a) direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such entity or any direct or indirect parent of such entity; or (b) possession, direct or indirect, of the power to direct or cause the direction of the management and policies of any such entity (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.4          “Applicable Law” means the applicable laws, rules, regulations, statutes, guidelines, treaties, orders, injunctions, decrees, judgments or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city, other political subdivision, or other governmental or quasi-governmental authority of any nature, including any Regulatory Authority, in each case, that may be in effect from time to time, including: (a) those governing Clinical Trials or the exploitation of any pharmaceutical or biologic drug, product, or therapy, including then-current Good Clinical Practices (GCP), Good Laboratory Practice (GLP), Good Manufacturing Practice (GMP), and the U.S. Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), U.S. Public Health Service Act (42 U.S.C. §262) (the “PHSA”), or foreign equivalents; (b) data protection, patient privacy, and electronic transmission or transaction laws and requirements in all countries in which information or data that is protected by any applicable privacy laws is received, observed, transmitted, collected, or otherwise possessed, including the U.S. Health Insurance Portability and Accountability Act of 1996, the General Data Protection Regulation (EU) 2016/679 (GDPR), or equivalents thereof in any other jurisdiction, including all implementation measures and regulations promulgated and guidance issued by any governmental authority thereunder; and (c) anti-bribery or corruption laws such as the U.S. Anti-Kickback Statute, the Foreign Corrupt Practices Act of 1977, or the UK Bribery Act 2010 (collectively, “Anti-Corruption Laws”).

1.5          “Biosimilar Version” means, with respect to a Collaboration Product in a particular country, a pharmaceutical or biologic product that is: (a) approved for use in such country pursuant to a regulatory approval process governing approval of a generic, interchangeable, or biosimilar version of such Collaboration Product based on the then-current standards for regulatory approval in such country, whether or not such regulatory approval was based upon clinical data generated in support of a prior regulatory approval granted to a Collaboration Product or was obtained using an abbreviated, expedited, or other process; and (b) sold in the same country as such Collaboration Product by any Third Party. For clarity, a product may be a Biosimilar Version regardless of whether it is subject to regulation as a biologic or drug product and regardless of the route used to obtain approval (for example, whether by abbreviated new drug application (ANDA), BLA, or under 42 U.S.C. § 262).

1.6           “BLA” means Biologics License Application (as defined by the FDA) or its foreign equivalent (or a supplement, extension, or amendment thereto), or any successor application having substantially the same function.

1.7           “Business Day” means a day that is not a Saturday, Sunday, or a day on which banking institutions in New York, New York required by Applicable Law to remain closed.

1.8         “Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year, except that the first Calendar Quarter begins on the Effective Date and the last Calendar Quarter ends on the effective date of termination of this Agreement.

1.9          “Calendar Year” means, for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2025, and for each Calendar Year thereafter, each 12-month period commencing on January 1, and ending on December 31, except that the last Calendar Year ends on the effective date of termination of this Agreement.

1.10        “Change of Control” means, with respect to a Person: (a) a merger or consolidation of such Person with a Third Party that results in the voting securities of such Person outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Person; or (c) the sale or other transfer to a Third Party of all or substantially all of such Person’s and its controlled Affiliates’ assets (such Third Party in each of (a) through (c), the “Acquiring Entity”). Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Person (including the issuance or sale of securities for financing purposes) or changing the form or jurisdiction of organization of such Person will not be deemed a “Change of Control” for purposes of this Agreement.

1.11         “Clinical Trial” means any clinical study in humans.

1.12         “Collaboration Product” means any proprietary Oral Product constituting a long acting, dual agonist GLP-1/glucagon peptide(s) that is Controlled by OPKO and combined with the Entera Platform.

1.13        “Commercialization Costs” means, with respect to a Collaboration Product, all internal and external costs and expenses incurred by or on behalf of a Party during the Term (whether incurred prior to or following the First Commercial Sale of such Collaboration Product) to the extent directly attributable or reasonably allocable (whether wholly or partially attributable or allocable) to the Commercialization of such Collaboration Product, including for medical affairs activities and maintaining regulatory approvals (including any post-marketing Clinical Trial), and Manufacturing Costs for Commercialization purposes; provided that if any of the foregoing costs are reimbursed or otherwise offset by a Third Party, including a sublicensee, such costs shall not be included in as Commercialization Costs. Subject to the foregoing, Commercialization Costs include the costs and expenses incurred by OPKO in connection with negotiating and executing a sublicense agreement pursuant to Section 5.1, and the costs and expenses incurred by OPKO as part of the performance of OPKO’s obligations under any such sublicense agreement. In all cases, Commercialization Costs exclude Development Costs and Shared Program Damages.

1.14       “Commercialize” means all activities required or directed to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a pharmaceutical or biologic product or device, including activities to seek and maintain Marketing Approvals and market access and medical affairs activities. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.15         “Commercially Reasonable Efforts” means, with respect to a Party and an obligation hereunder, the level, caliber, and quality of efforts and resources typically used by biopharmaceutical companies of similar size and similarly situated to such Party to perform the obligation at issue, which efforts shall be substantially the same as those efforts made with respect to other products at a similar stage of development or in a similar stage of product life, with similar developmental risk profiles, issues of safety and efficacy, and all other scientific and technical factors; provided that with respect to OPKO’s Commercially Reasonable Efforts, it may additionally take into account factors such as the competitiveness of the marketplace, the proprietary position of the products, the regulatory structure involved, Regulatory Authority approved labeling, product profile, the profitability of the applicable products, the likely timing of the product’s entry into the market, the likelihood of receiving regulatory approval, and all other relevant scientific, technical, and commercial factors. For the avoidance of doubt, the level of efforts and resources that constitutes Commercially Reasonable Efforts may change over time based on the factors described above.

1.16         “Commission” means the U.S. Securities and Exchange Commission.

1.17        “Control” or “Controlled” means, with respect to a Person and any Know-How, Patent or materials, the possession of the ability by such Person or its Affiliates (whether by sole or joint ownership, license or otherwise), other than pursuant to this Agreement, to grant, without violating the terms of any agreement with a Third Party, a license, access or other right in, to or under such Know-How, Patent or materials, in all cases, in the manner contemplated by this Agreement. Notwithstanding the foregoing, a Person (or an Affiliate of a Person, as applicable) will not be deemed to Control any such right that is owned or in-licensed by an Acquiring Entity, except to the extent any such right (a) arises after a Change of Control in the course of the conduct of activities under this Agreement by representatives of the Acquiring Entity; or (b) is included in, disclosed, or used in furtherance of a Person’s activities in connection with this Agreement by the Acquiring Entity or the acquired Person after a Change of Control.

1.18        “Develop” means (a) to research, develop, analyze, test and conduct non-clinical, preclinical, clinical and all other regulatory studies and trials for a product, including new indications, new combinations and new formulations; and (b) all other activities related to securing and maintaining Marketing Approval for a product and regulatory activities in connection therewith. “Developing” and “Development” shall have correlative meanings.

1.19        “Development Costs” means, with respect to a Collaboration Product, all internal and external costs and expenses incurred by or on behalf of a Party during the Term to the extent directly attributable or reasonably allocable (whether wholly or partially attributable or allocable) to the Development of such Collaboration Product under the Development Plan, including Manufacturing Costs for use in the Development of a Collaboration Product in such Development-related activities, and any Shared Program Damages pursuant to Section 11.4. For clarity, Development Costs do not include Commercialization Costs, nor do Development Costs include any costs incurred as part of the performance of OPKO’s obligations under a sublicense agreement (e.g., where a sublicensee collaboration partner requires OPKO to conduct additional studies pursuant to the sublicense agreement or to provide support in connection with obtaining regulatory approvals).

1.20         “Development Plan” means, collectively, the Initial Plan and the Oral Product Research and Development Plan, as the same may be updated from time to time in accordance with Article 4.

1.21         “Entera Background IP” means all Patents and Know How that are both (a) Controlled by Entera as of the Effective Date; and (b) necessary or reasonably useful to Develop, Manufacture, or Commercialize the Oral Products in the Field.

1.22         “Entera Foreground Know-How” means all Know-How (including Entera Information and Inventions) that during the Term is (a) in the possession and Control of Entera or its Affiliates; (b) not generally known; and (c) necessary or reasonably useful to Develop, Manufacture, or Commercialize the Oral Products in the Field; excluding, however, any OPKO Foreground Know-How or any Know-How within the Entera Background IP.

1.23         “Entera Foreground Patents” means each Patent Controlled by Entera during the Term that (a) claims or covers Entera Information and Inventions or (b) otherwise is necessary or reasonably useful to Develop, Manufacture, or Commercialize Oral Products in the Field, in each case of (a) or (b) excluding any Patent within the Entera Background IP.

1.24        “Entera Information and Inventions” means all protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, resulting from the Oral Product Research Collaboration developed or invented solely by employee(s) of Entera or its Affiliates, or a Third Party acting on behalf of Entera or its Affiliates, and not employed by OPKO or its Affiliates.

1.25         “Entera Licensed Technology” means, collectively, all Entera Background IP, Entera Foreground Know-How, and Entera Foreground Patents.

1.26         “Entera Ordinary Shares” means the ordinary shares, par value NIS 0.0000769 per share, of Entera.

1.27         “European Union” or “EU” means the European Union and all its then-current member countries but including in any case the United Kingdom regardless of whether it is a then-current member country.

1.28        “Exclusivity Period” means the period beginning on the Effective Date and ending on the earliest to occur of: (a) the Opt-Out Date; or (b) expiration or termination of this Agreement (except with respect to Entera’s obligations if terminated by OPKO pursuant to Section 13.2(a)).

1.29         “Field” means the treatment of obesity, metabolic, cardiovascular, and fibrotic disorders in humans, including nonalcoholic steatohepatitis (NASH), and any other known or indicated use of a dual agonist GLP-1/glucagon peptide.

1.30        “First Commercial Sale” means, with respect to a Collaboration Product in a country, the first sale to a Third Party following the receipt of Marketing Approval in such country; provided that “First Commercial Sale” shall not include the transfer of promotional samples of Collaboration Product or the sale, disposal, or use of a Collaboration Product for marketing, regulatory, development or charitable purposes, such as Clinical Trials, pre-clinical trials, compassionate use, named patient use, or indigent patient programs.

1.31       “Force Majeure” means conditions beyond the control of the relevant Party and not arising from the fault or negligence of such Party. Subject to the foregoing, a Force Majeure event may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, failure of plant or machinery, or regulatory matters (including regulatory holds) (provided in each case the resulting failure to perform could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

1.32         “Good Reason” means a good faith strategic reason (consistent with maximizing the commercial viability and Patent protection of the Collaboration Products) not to Prosecute, enforce or defend, as applicable, a Patent.

1.33         “Initial Study” means the Phase 1 Clinical Trial, including the Single Ascending Dose and Multiple Ascending Dose clinical studies, to be conducted by Entera with respect to a Collaboration Product and identified in the Initial Plan.

1.34         “Joint Information and Inventions” means all protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, resulting from the Oral Product Research Collaboration developed or invented jointly by employee(s) of OPKO or its Affiliates, or a Third Party acting on behalf of OPKO or its Affiliates, and by employee(s) of Entera or its Affiliates, or a Third Party acting on behalf of Entera or its Affiliates including those identified in this Agreement.

1.35         “Joint Patents” means each Patent that claims or covers Joint Information and Inventions, excluding any Patent within the OPKO Background IP or Entera Background IP.

1.36       “Know-How” means all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including Entera Information and Inventions, OPKO Information and Inventions, and Joint Information and Inventions), know-how, and trade secrets, patentable or otherwise.

1.37         “Major Market Country” means the United States, France, Italy, United Kingdom, Germany, Spain, and Japan.

1.38       “Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing on, release, ship or store a compound, device or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

1.39        “Manufacturing Costs” means, with respect to a Collaboration Product, all internal and external costs and expenses incurred by or on behalf of a Party during the Term to the extent directly attributable or reasonably allocable (whether wholly or partially attributable or allocable) to the Manufacture of such Collaboration Product (including drug substance and drug product and both direct and indirect costs (provided that any such indirect costs are reasonably allocable to such product production consistent with the applicable Party’s Accounting Standards)). To the extent that Collaboration Product is sourced by a Party from one or more Third Party contract manufacturing organizations (each a “CMO”), Manufacturing Costs will equal the out-of-pocket costs incurred by such Party for such Manufacturing activity, as evidenced by the invoiced price paid by such Party to such Third Party contract manufacturing organizations for such Manufacturing activities.

1.40       “Marketing Approval” means, with respect to a product in a particular country or jurisdiction, all approvals (including approvals resulting from any priority review, breakthrough therapy, accelerated approval or fast track designation, application or submission), licenses, registrations or authorizations by a governmental authority necessary for the manufacture, marketing, sale, or other commercialization of such product in such country or jurisdiction, including: (a) with respect to the United States, approval of BLA or NDA for such product by the FDA and with respect to the European Union, approval of a marketing approval application (MAA) for such product by the EMA; (b) where required by Applicable Law to market and sell a product, pricing and reimbursement approval in such country or jurisdiction; and (c) where applicable, pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and labeling approval.

1.41       “Material Safety Issue” means OPKO’s good-faith determination following notice and discussion with Entera that there is an unacceptable risk for harm in humans based upon the observation of serious adverse effects in non-clinical toxicity studies with respect to the Collaboration Products or the observation of serious adverse effects in humans after a Collaboration Product has been administered to or taken by humans.

1.42         “NDA” means a New Drug Application that is submitted to the FDA for Marketing Approval, pursuant to pursuant to 21 USC § 355, or with respect to a jurisdiction other than the United States, a similar application for Marketing Approval.

1.43         “OPKO Background IP” means all Patents and Know How that are both (a) Controlled by OPKO as of the Effective Date; and (b) necessary or reasonably useful to Develop, Manufacture, or Commercialize the Oral Products in the Field.

1.44        “OPKO Foreground Know-How” means all Know-How (including OPKO Information and Inventions) that during the Term is (a) in the possession and Control of OPKO or its Affiliates; (b) not generally known; and (c) necessary or reasonably useful to Develop, Manufacture, or Commercialize the Oral Products in the Field; excluding, however, any Entera Foreground Know-How, or any Know-How within the OPKO Background IP.

1.45         “OPKO Foreground Patents” means all Patents Controlled by OPKO during the Term that claim or cover OPKO Information and Inventions, excluding any Patent within the OPKO Background IP.

1.46        “OPKO Information and Inventions” means all protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, resulting from the Oral Product Research Collaboration developed or invented solely by employee(s) of OPKO or its Affiliates, or a Third Party acting on behalf of OPKO or its Affiliates, and not employed by Entera or its Affiliates.

1.47         “OPKO Technology” means, collectively, all OPKO Background IP, OPKO Foreground Know-How, and OPKO Foreground Patents.

1.48        “Oral Product” means any GLP-1/glucagon dual agonist as an oral treatment form (a) for sale by prescription, over-the-counter or any legal other method; or (b) for administration to human patients in a Clinical Trial, for any and all uses in the Field, including any combination product.

1.49         “Oral Product Research Collaboration” means the Development and Commercialization of Collaboration Product by the Parties in the Field as contemplated under the Development Plan and this Agreement.

1.50        “Patents” means the rights and interests in and to issued patents and pending patent applications in any country, jurisdiction, or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, or the equivalents thereof, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

1.51         “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a governmental authority.

1.52         “Phase 1 Clinical Trial” means a Clinical Trial of an investigational product that meets the definition of a Phase 1 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(a), or its successor regulation, or the equivalent regulation in any other country.

1.53         “Pricing Matters” means all material issues and decisions regarding price, price terms and other related contract terms with respect to Commercialization of a Collaboration Product in each country in the Territory, including discounts, rebates, other price concessions and service fees to payors and purchasers.

1.54         “Proceeds” means for a given Calendar Quarter, the difference (if any) between (a) the sum of (i) Shared Program Recoveries; and (ii) Sublicense Income received by OPKO or its Affiliates during such Calendar Quarter, minus (b) the sum of (i) any Commercialization Costs; (ii) Shared Program Damages; and (iii) out-of-pocket costs and expenses incurred by OPKO in connection with (A) obtaining or maintaining Marketing Approval or other regulatory approvals with respect to a Collaboration Product (to the extent not included in “Commercialization Costs”) or (B) its Prosecution of Patents hereunder, in the case (of (A) and (B)) to the extent directly attributable or reasonably allocable to a Collaboration Product. For clarity, Development Costs shall not be subtracted from Proceeds, and net sales of Collaboration Products (whether by OPKO or any of its Affiliates or sublicensees) shall not be included in Proceeds (but royalties payable to OPKO or its affiliates based on such net sales would be included, subject to the foregoing).

1.55       “Prosecution” or “Prosecute” means, with respect to a particular Patent, all activities associated with the preparation, filing, defense, prosecution, and maintenance of such Patent, as well as supplemental examinations, re-examinations, reissues, supplementary protection certificates and the like with respect to such Patent, together with the conduct of interferences, derivation proceedings, inter partes review, post-grant review, the defense of oppositions, and other similar proceedings with respect to such Patent.

1.56        “Regulatory Authority” means any governmental authority responsible for granting Marketing Approvals for pharmaceutical and biologic products, including: (a) in the United States, the U.S. Food and Drug Administration, or any successor entity thereto (the “FDA”); (b) in the EU, the European Medicines Agency or any successor entity thereto (the “EMA”); and (c) any corresponding national or regional regulatory authorities.

1.57        “Shared Program Activity” means any activity with respect to a Collaboration Product conducted by either Party or any of its Affiliates, sublicensees or subcontractors consisting of (a) Development Activities; (b) Commercialization activities during the Term with respect to a Collaboration Product; or (c) the Manufacture of the Collaboration Product (including any intermediate thereof or any active therapeutic ingredient or other material contained therein) for use in any activities under clause (a) or (b).

1.58       “Shared Program Damages” means any Damages payable by either Party (or any of its indemnified Persons) to any Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by either Party (or any of its indemnified Persons) from Third-Party Claims arising from Shared Program Activities, including such losses (and attorneys’ fees and costs) (a) arising from claims of infringement of a Third Party’s Patent and other intellectual property rights pursuant to Article 9; (b) constituting products liability claims; or (c) otherwise arising from Shared Program Activities not attributable to either party’s gross negligence, willful misconduct or breach, provided, however, that “Shared Program Damages” shall exclude Damages (and attorneys’ fees) for which (i) this Agreement otherwise provides shall be at a Party’s sole expense; or (ii) a Party has an obligation to indemnify the other hereunder.

1.59        “Shared Program Recoveries” means recoveries or other amounts receivable by either Party (or any of its indemnified Persons) from any Third Party arising from any disputes or litigation with such Third Party in connection with the Shared Program Activities, including such recoveries from an enforcement action or settlement pursuant to Section 9.4 (Third-Party Infringement); provided, however, that “Shared Program Recoveries” shall exclude any and all amounts (a) that this Agreement otherwise provides shall be retained solely by a Party; or (b) a Party is entitled to receive from the other Party pursuant to Section 11.1 or Section 11.2.

1.60        “Sublicense Income” means all consideration received by OPKO from a sublicensee in consideration of a sublicense of the rights granted to OPKO pursuant to Section 2.1(a) below with respect to the Entera Licensed Technology, including upfront payments, option, license fees, bonus, development milestones, sales milestones payments, royalties, income, equity securities and any and all monetary and non-monetary value whatsoever resulting anywhere in all countries in the Territory, in all cases to the extent directly attributable or reasonably allocable to the Collaboration Product. Sublicense Income excludes: (a) consideration from a sublicense as a result of the purchase or sale of debt or equity securities of OPKO (or its Affiliates) by such sublicensee; (b) consideration or any type of funding for the Development of Oral Products; and (c) consideration or any type of funding to the extent directly attributable or reasonably allocable to rights to any subcutaneous version of any product.

1.61         “Subsidiary” means any subsidiary of Entera.

1.62         “Territory” means worldwide.

1.63         “Third Party” means any Person other than Entera or OPKO or each of their respective Affiliates.

1.64         Other Defined Terms:

Defined Term	Section
“Acquiring Entity”	Definition of “Change of Control”
“Actions”	14.10
“Agreement”	Preamble
“Alliance Manager”	3.3
“Anti-Corruption Laws”	Definition of “Applicable Law”
“Bankruptcy Code”	13.2(d)
“Board”	7.2(a)
“CMO”	Definition of “Manufacturing Costs”
“Commercialization Terms”	5.2
“Company Interests”	7.2(a)(i)
“Confidential Information”	12.1(a)
“Damages”	11.1
“Development Activities”	4.2(a)
“Development Budget”	4.3
“Disclosing Party”	12.1(a)
“Effective Date”	Preamble
“EMA”	Definition of “Regulatory Authority”
“Entera”	Preamble
“Entera Indemnitees”	11.2

“Entera Platform”	Recitals
“Escrow Agreement”	7.2(d)
“Escrow Terms”	7.2(d)
“Exchange Act”	7.2(a)(ii)
“Exploit”	2.4
“FD&C Act”	Definition of “Applicable Law”
“FDA”	Definition of “Regulatory Authority”
“Finance Leads”	7.3(b)
“GAAP”	10.2(m)
“Indemnified Party”	11.3
“Indemnifying Party”	11.3
“Initial Deposit Account”	7.2(d)
“Initial Plan”	4.1
“Invoicing Party”	7.1
“Joint Steering Committee” or “JSC”	3.1
“Lock-Up Period”	7.2(b)
“Manufacturing Technology Transfer Plan”	6.3
“Non-Publishing Party”	12.7
“OPKO”	Preamble
“OPKO Indemnitees”	11.1
“Opt-Out”	8.1(a)
“Opt-Out Date”	8.1(b)
“Opt-Out Notice”	8.1(a)
“Oral Product Research and Development Plan”	4.2
“Party” or “Parties”	Preamble
“PHSA”	Definition of “Applicable Law”
“Pre-Existing Product”	2.4
“Publishing Party”	12.7
“Purchase Price”	7.2
“Purchased Shares”	7.2
“Receiving Party”	12.1(a)
“Residual Information”	12.2(c)
“Responsible Party”	7.1
“SEC Reports”	10.2(m)
“Securities Act”	10.4
“Standstill Period”	7.2
“Subcontractor”	4.5
“Term”	13.1
“Third-Party Claims”	11.1
“Third-Party Infringement”	9.4(a)

2.          LICENSES; EXCLUSIVITY

2.1        Licenses.

(a)          Exclusive License Grant to OPKO. Subject to the terms and conditions of this Agreement, Entera hereby grants OPKO an exclusive (even as to Entera and its Affiliates), sublicensable (in accordance with Section 2.2), non-transferable (except as set forth in Section 14.4), worldwide license under the Entera Licensed Technology and Entera’s rights in Joint Information and Inventions and Joint Patents, to Develop, Manufacture, and Commercialize the Oral Products in the Field.

(b)         Non-Exclusive License Grant to Entera. Subject to the terms and conditions of this Agreement, OPKO hereby grants Entera a non-exclusive, non-sublicensable (except as set forth in Section 2.2) and non-transferable (except as set forth in Section 14.4) license under the OPKO Technology and OPKO’s rights in Joint Information and Inventions and Joint Patents, to the extent necessary for Entera to perform its obligations under the Development Plan, to perform such obligations.

(c)          No Other License. Except as expressly set forth in this Agreement, neither Party grants to the other Party by implication, estoppel or otherwise, any right, title, license, or other interest in any Know-How or Patents or other intellectual property.

2.2        Sublicensing and Subcontracting.

(a)         OPKO Sublicensing and Subcontracting. OPKO may sublicense through multiple tiers the rights granted to it by Entera under this Agreement following consultation and discussion by the JSC prior to granting such sublicense. OPKO may exercise its rights and perform its rights and obligations under this Agreement itself or through any of its Affiliates or sublicensees. In addition, OPKO may subcontract to Third Parties the performance of tasks and obligations with respect to the Development, Manufacture and Commercialization of a Collaboration Product in the Field as OPKO deems appropriate, subject to Section 4.5 in relation to Development Activities. OPKO will remain responsible for the performance of its obligations under this Agreement notwithstanding the use of any Affiliate, sublicensee, or subcontractor.

(b)         Entera Sublicensing and Subcontracting. Entera will not sublicense the rights granted to it by OPKO under this Agreement without OPKO’s consent other than to its Affiliates or subcontractors in each case solely to perform tasks on behalf of Entera. Entera may exercise its rights and perform its rights and obligations under this Agreement itself or through any of its Affiliates. Entera may not subcontract to Third Parties the performance of tasks and obligations with respect to the Development, Manufacture and Commercialization of a Collaboration Product to any Third Party except for Development Activities under the Initial Plan (including the subcontracting of manufacturing for Development to Third-Party CMOs) and subject to Section 4.5 in relation to Development Activities, including to any Third-Party CMOs. Entera will remain responsible for the performance of its obligations under this Agreement notwithstanding the use of any Affiliate, sublicensee, or subcontractor.

2.3        Technology Transfer Activities.

(a)          Transition Generally. Entera will cooperate with and provide timely assistance to OPKO to ensure the smooth transition and to facilitate the transfer to OPKO of the Know-How included in the license grant above.

(b)          Initial Disclosure and Knowledge Transfer. Subject to the remainder of this Section 2.3(b), within thirty (30) days following the Effective Date, Entera shall, at its own cost, transfer to OPKO copies of all Know-How included in the Entera Background IP and any Patents embodying the Entera Background IP, by download of digital files to a virtual data room or other online filesharing service designated and controlled by OPKO. It is understood and agreed that there may be additional Know-How included in the Entera Background IP that are not identified or not yet existing at the time of the initial technology transfer but that are thereafter identified or generated. If after the initial technology transfer, either Party identifies any such additional Know-How included in the Entera Background IP or at OPKO’s reasonable request, Entera shall transfer such additional Know-How included in the Entera Background IP to OPKO promptly after such identification (or notification if identified by OPKO), by download of digital files to a virtual data room or other online filesharing service designated and controlled by OPKO. To the extent that any material Know-How does not exist in written form as of the Effective Date or later date of identification, then within ninety (90) days of the Effective Date or as applicable the identification date, Entera will, at its own cost, reduce to writing such Know-How in a reasonably organized and complete form, and transfer the same to OPKO. Such Know-How shall include information to assist OPKO to develop processes and procedures, including training, to Manufacture a Collaboration Product in the Field in a safe manner and in compliance with Applicable Law.

(c)         Technology Transfer following Initial Study. On the timeline to be set forth in the updated Development Plan or as otherwise agreed (but in any event not later than ninety (90) days after completion of the Development Activities under the Initial Plan), to the extent not already provided pursuant to Section 2.3(b), Entera will disclose and make available to OPKO by download of digital files to a virtual data room or other online filesharing service designated and controlled by OPKO, at Entera’s sole cost and expense, all Clinical Trial data and regulatory filings (e.g., INDs) relating to the activities undertaken by Entera under the Development Plan and all Entera Foreground Know-How then in existence (but only to the extent such Know-How is necessary to Develop, Manufacture, or Commercialize the Collaboration Products in the Field) that is included in the license granted to OPKO pursuant to Section 2.1(a).

(d)         Costs of Technology Transfers. Each Party will bear all of its own costs and expenses incurred in connection with conducting any technology transfer activities under this Agreement. To the extent directly attributable or reasonably allocable to a Collaboration Product, the costs and expenses incurred in connection with conducting any technology transfer as part of the performance of OPKO’s obligations under any sublicense agreement described in Section 5.1 shall constitute a deduction to “Proceeds” if incurred by OPKO and shall be added to total “Proceeds” if incurred by Entera.

2.4        Exclusivity.

(a)          Exclusivity Commitments.

(i)          During the Exclusivity Period, other than in the conduct of the Oral Product Research Collaboration (including as contemplated under Section 2.2(a) and Section 5.1), OPKO will not (and will cause its Affiliates not to), either alone or with Affiliates or Third Parties, research, Develop, Manufacture, or Commercialize (collectively, “Exploit”) any Oral Product or grant any right or license to any Third Party to conduct any of the foregoing activities, other than the rights granted to Entera under this Agreement.

(ii)          During the Exclusivity Period, other than in the conduct of the Oral Product Research Collaboration, Entera will not (and will cause its Affiliates not to), either alone or with any Affiliates or Third Parties, use the Entera Platform to Exploit any Oral Product, or grant any right or license to any Third Party to conduct any of the foregoing activities, other than the rights granted to OPKO under this Agreement.

(b)         Exception for Change of Control. In the event that OPKO or Entera undergoes a Change of Control with an Acquiring Entity (which for purposes of this paragraph will include such Third Party’s pre-Change of Control affiliates) that is (either directly or through any Third Party) Exploiting an Oral Product (such Oral Product being so Exploited prior to the Change of Control, a “Pre-Existing Product”), the Acquiring Entity may continue to Exploit such Pre-Existing Product, and neither Party will be deemed to be in breach of Section 2.4 as a result thereof following the Change of Control if:

(i)          In the case of OPKO, (A) neither the OPKO Technology (excluding intellectual property rights Controlled prior to the Change of Control by the Acquiring Entity or its then-affiliates) nor any OPKO Information and Inventions are used by or on behalf of the Acquiring Entity or its Affiliates in connection with the Exploitation of such Pre-Existing Products; and (B) OPKO and the Acquiring Entity institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (A) are met, including, in any case, creating “firewalls” between the personnel working on such Pre-Existing Products and the personnel performing the Development Activities hereunder or having access to data from activities performed under this Agreement or Confidential Information of the Parties.

(ii)          In the case of Entera, (A) neither the Entera Licensed Technology (excluding intellectual property rights Controlled prior to the Change of Control by the Acquiring Entity or its then-affiliates) nor any Entera Information and Inventions are used by or on behalf of the Acquiring Entity or its Affiliates in connection with the Exploitation of such Pre-Existing Products; and (B) Entera and the Acquiring Entity institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (A) are met, including, in any case, creating “firewalls” between the personnel working on such Pre-Existing Products and the personnel performing the Development Activities hereunder or having access to data from activities performed under this Agreement or Confidential Information of the Parties.

3.          GOVERNANCE

3.1        Joint Steering Committee.

(a)          Formation; Composition. Promptly following the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of two (2) senior representatives from each Party. A Party may replace any of its representatives from time to time by written notice to the other Party.

(b)         Specific Responsibilities. Prior to expiration of the Term, the JSC will generally oversee the Oral Product Research Collaboration, for example overseeing the performance of Development Activities. The JSC shall review and guide the implementation and management of, and modifications to, the Development Plan, and shall approve the Development Plan and modifications thereto. The JSC shall review and discuss any potential sublicense, partnership, collaboration, or other strategic relationship with a Third Party involving the sublicensing of the Entera Licensed Technology and where Sublicense Income may be generated, in each case prior to entering into such definitive agreement. The JSC is intended to act as a discussion forum and decision-making body, with the Parties working collaboratively to attempt to mutually agree on any manner referred to the JSC.

(c)         Decision-Making. The Parties will attempt to make JSC decisions by consensus vote with escalation for dispute resolution to a senior executive of each Party if there fails to be a consensus. In the event that the senior executives cannot after reasonably good faith efforts reach agreement on an issue within the JSC’s purview within five (5) Business Days of such issue being referred to such senior executive, then: (i) Entera shall have final decision making authority with respect to matters relating to the Development of any Collaboration Product through completion of the Initial Study, and (ii) OPKO shall have final decision making authority with respect to all other matters (e.g., determination of the lead candidate under the Initial Plan, or Development following completion of the Initial Study) to the extent such decisions are consistent with the Development Plan. For clarity, OPKO shall have final decision making authority with respect to the Development Plan (including modifications thereto) and with respect to the Commercialization of the Collaboration Products in the Field (including whether to enter into sublicenses), following consultation and discussion by the JSC (it being understood that such consultation and discussion shall not require the approval of the JSC).

(d)         Limitations on Decision-Making Authority. Neither Party may exercise its final decision-making authority in any manner that would (i) materially increase the scope of the other Party’s obligations under the Development Plan without a corresponding increase in the budget for such additional Development Plan activities; (ii) reasonably be expected to violate Applicable Law or infringe any third-party intellectual property rights; (iii) modify this Agreement in any other manner in contravention of the terms hereof; or (iv) waive compliance with, or any breach of, this Agreement.

(e)         Clarification. OPKO shall have sole decision-making authority with respect to licensing, partnering, or commercialization of a Collaboration Product in the Field following consultation and discussion with the JSC. For clarity, OPKO does not have the right to develop, manufacture, commercialize any Oral Product using the Entera Platform other than the Collaboration Product in the Field.

(f)         Meetings. The JSC shall meet in person or by teleconference initially within thirty (30) days after the Effective Date and thereafter at least once per calendar month until completion of the Initial Study, and thereafter at least once per Calendar Quarter (or as otherwise mutually agreed upon). Each Party may invite employees of that Party to attend JSC meetings in a non-participating capacity.

(g)          Minutes. Promptly following each meeting of the JSC, Entera will prepare and circulate draft meeting minutes to each member of the JSC. The meeting minutes shall set forth, among other things, a description, in reasonable detail, of the discussions at the meeting. Such meeting minutes shall be effective only after being approved by both Parties (email is acceptable), and failure to object to proposed draft meeting minutes within ten days after receiving the same is deemed acceptance of the same.

3.2       Subcommittees. From time to time the JSC may create subcommittees (e.g., joint development committee, joint manufacturing committee, joint commercialization committee) as the JSC sees appropriate. Any such subcommittees may be delegated responsibilities that would otherwise fall within the JSC’s purview.

3.3        Alliance Managers. Promptly following the Effective Date, each Party will appoint one or more of its qualified employees to act as its alliance manager hereunder (each, an “Alliance Manager”). Alliance Managers are intended to act as a point of contact between the Parties, and may attend and participate (but not vote) in all JSC meetings.

4.          RESEARCH AND DEVELOPMENT ACTIVITIES

4.1       General Overview and Initial Plan. Entera and OPKO will collaborate with respect to the research and Development of a Collaboration Product in the Field under a mutually agreed Development Plan. The portion of the Development Plan intending to cover Development Activities with respect to such Collaboration Product through completion of the Initial Study is attached hereto as Schedule 4.1 (the “Initial Plan”). Entera will be principally responsible for pre-clinical Development work through the completion of the Initial Study. OPKO will be principally responsible for the subsequent Development work under the Oral Product Research and Development Plan as described in Section 4.2. Subject to Applicable Law, during the Term, Entera will not (and will cause its Affiliates not to), either alone or with any Affiliates or Third Parties, Develop any Collaboration Product other than pursuant to the Development Plan, nor grant any right or license to any Third Party to conduct any of the foregoing activities other than the rights granted to OPKO under this Agreement.

4.2       Oral Product Research and Development Plan. The Parties, through the JSC, intend to agree upon an update to the Development Plan as soon as reasonably practical following the Effective Date, with this updated portion covering the further development of the Collaboration Products in the Field beyond the Initial Study (such updated portion, the “Oral Product Research and Development Plan”). The Oral Product Research and Development Plan is intended to cover Development Activities subsequent to the Initial Study. After completion of the Initial Study, OPKO (or its Affiliates or designees) shall be responsible for: (i) the Development and (except as otherwise set forth herein) Manufacturing of Collaboration Products for the Field and (ii) the Commercialization activities related to Collaboration Products in the Field.

(a)          Performance. Each Party will perform the activities allocated to it under the Development Plan (“Development Activities”) (which includes the activities that Entera is principally responsible for in the “Initial Plan” portion of the Development Plan and the activities that OPKO is principally responsible for in the “Oral Product Research and Development Plan” portion of the Development Plan), in a professional and timely manner, in compliance with Applicable Laws and in accordance with the terms and conditions set forth herein. Each Party will use Commercially Reasonable Efforts to achieve the objectives of Development Activities allocated to such Party.

(b)         Updates to the Development Plan. The Initial Plan and the Oral Product Research and Development Plan may be updated from time to time by the JSC, subject to the limitations on final decision-making authority set forth in Section 3.1(d). If the JSC is disbanded, then the Oral Product Research and Development Plan may be updated by OPKO subject to the same limitations on final decision-making authority as those applicable to the JSC.

4.3        Regulatory Matters.

(a)         Regulatory Filings. The Parties will collaborate on preparing all regulatory filings for the Collaboration Product in the Territory with Entera being responsible for preparing the initial drafts of such regulatory documentation and regulatory filings in accordance with the Development Plan. As between the Parties, OPKO (or its Affiliates or designees) shall own the regulatory filings and Marketing Approvals (including applications therefore) relating to all Collaboration Products in the Field, and all right, title and interest therein, and shall have the sole right to file any Marketing Approval application or other regulatory filing with respect to Collaboration Products in the Field. The Parties will cooperate with and provide to each other Party such assistance as may be requested in connection with the preparation or prosecution of any regulatory filings relating to a Collaboration Product, including by executing any required documents, providing access to personnel, and providing the other Party with copies of all reasonably required documentation. All regulatory documentation and regulatory filings for the Collaboration Product shall (i) constitute Confidential Information of Entera to the extent relating to the Entera Platform, and (ii) constitute Confidential Information of OPKO to the extent relating to the dual agonist GLP-1/glucagon peptide(s) that is Controlled by OPKO (including any subcutaneous version of such dual agonist GLP-1/glucagon peptide(s)).

(b)        Communication with Regulatory Authorities. Entera may provide comments regarding regulatory filings and other correspondence with respect to the Collaboration Product prior to OPKO’s submission, which comments OPKO will consider in good faith prior to submission, provided that such consideration would not unreasonably delay the submission. OPKO will provide Entera with copies of all submissions it makes to, and all material correspondence it receives from, a Regulatory Authority pertaining to any regulatory approval or Marketing Approval of a Collaboration Product. To the extent reasonably practicable (including due to timing constraints), appropriate, and permitted under Applicable Law, Entera will be provided a reasonable opportunity attend portions of any meeting with a Regulatory Authority pertaining to any regulatory approval or Marketing Approval of a Collaboration Product to the extent the same would reasonably be expected to affect Entera’s own regulatory submission or the Entera Platform. For clarity, if a submission or regulatory approval with respect to a Collaboration Product also relates to a version of OPKO’s dual agonist GLP-1/glucagon peptide(s) that is not an Oral Product, the rights of Entera under this Section 4.3 shall be limited to submissions or regulatory approvals relating to such Oral Product version.

(c)         Right of Reference. Each Party hereby grants to the other Party a non-exclusive license and right of reference, with the right to grant sublicenses and further rights of reference through multiple tiers, under all Marketing Approval and any other regulatory filings Controlled by the other Party with respect to a Collaboration Product as necessary or reasonably useful for a Party for submissions or correspondences with Regulatory Authorities with respect to (i) the Collaboration Product in the case of OPKO and (ii) the Entera Platform, in the case of Entera.

4.4        Development Costs. The Development Plan will include an estimated budget of the Development Costs to be incurred by the Parties for their respective Development Activities (the “Development Budget”). Such budget is subject to revisions by the JSC and the final decision-making authority of a Party as described in Section 3.1(c) and subject to the limitations contained in Section 3.1(d). The costs incurred by the Parties under the Development Plan(s) will be shared by the Parties 60% by OPKO and 40% by Entera and reconciled on a Calendar Quarterly basis as set forth in Article 7. Prior to the Opt-Out, a Party may incur Development Costs greater than the Development Budget but will not be guaranteed reimbursement or cost-sharing except through an amendment of the Development Budget approved by the JSC subject to the final decision-making authority of a Party as described in Section 3.1(c) and the limitations contained in Section 3.1(d). Notwithstanding the foregoing from and after the Opt-Out Date, Development Costs (excluding for clarity, Development-related costs or expenses incurred pursuant to the terms of a sublicense agreement as set forth in Section 2.2) shall be borne 100% by OPKO and 0% by Entera.

4.5        Subcontracting. Each Party may engage its Third Party subcontractors (each, a “Subcontractor”) or Affiliates to perform Development Activities hereunder (or in the case of OPKO, Commercialization activities); provided that Entera shall not engage any Subcontractor without the approval of the JSC (and the final decision-making authority of a Party as described in Section 3.1(c) and subject to the limitations contained in Section 3.1(d)). All Subcontractors who are involved in activities contemplated under this Agreement will execute agreements effectively assigning to the subcontracting Party all inventions made during the course of and as the result of their association with such Party, free from any lien or encumbrance, and obligating each such individual to maintain as confidential either Party’s Confidential Information as well as all confidential information of other parties that such subcontractor may receive in connection with the activities contemplated under this Agreement. Each Party is responsible for effectively and timely managing and paying its Subcontractors. The engagement of any Affiliate or Subcontractor in compliance with this Section 4.5 shall not relieve a Party of its obligations under this Agreement.

4.6        Recordkeeping. Entera and OPKO shall maintain, and cause its Affiliates and Subcontractors to maintain, records of its Development Activities in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, which shall be complete and accurate in all material respects and shall fully and properly reflect all work done, data and developments made, deliverables generated, and other results achieved.

4.7        Reporting on Development Activities. Each Party will provide periodic, high-level progress updates on its Development Activities, which updates will be provided to JSC members at least two (2) days in advance of any JSC meeting, and provide a brief presentation at each JSC meeting regarding Development progress made to date. The agenda for meetings of the JSC will be set by the JSC representatives.

5.          COMMERCIALIZATION

5.1       Commercialization Through Sublicensee. As of the Effective Date, it is the expectation of the Parties that OPKO will not directly Commercialize the Collaboration Product(s) in the Territory, but instead will grant to one or more sublicensees the right to Commercialize the Collaboration Product(s) in the Field in the Territory. The grant of such sublicenses by OPKO shall be subject to the provisions of Section 2.2(a). Without limiting the foregoing, each such sublicense agreement executed by OPKO must be consistent with the terms and conditions of this Agreement and OPKO shall use good-faith efforts to include customary commitments from the sublicensee with respect to the Commercialization of the Collaboration Product(s) in the Field in the Territory, including with respect to diligence, reporting of activities, and payment terms. Unless otherwise agreed by the Parties, and without limiting the foregoing, each such sublicense will be subject to the terms and conditions of this Agreement concerning prosecution and maintenance of Marketing Approvals, prosecution, maintenance and enforcement of intellectual property, and confidentiality, and such sublicensee will be a third-party beneficiary of such terms and conditions of this Agreement. Subject to Applicable Law, during the Term, Entera will not (and will cause its Affiliates not to), either alone or with any Affiliates or Third Parties, Commercialize any Collaboration Product nor grant any right or license to any Third Party to conduct any of the foregoing activities other than the rights granted to OPKO under this Agreement.

5.2        Direct Commercialization by OPKO. In the event that OPKO determines to directly Commercialize the Collaboration Product(s) in one or more jurisdictions in the Territory (excluding, for clarity, Commercialization through a sublicensee), then OPKO shall so notify Entera, and OPKO and Entera will promptly negotiate in good faith the terms on which OPKO would directly Commercialize the Collaboration Product(s) in the Territory, including with respect to diligence, governance matters, calculation of net sales, royalty reporting, royalty term, royalty reductions, royalty offsets for third-party intellectual property licenses, sales milestones, use of trademarks, responsibility for Pricing Matters, and obligations with respect to recalls, suspensions, and product withdrawals (collectively, the “Commercialization Terms”). The royalties and milestones included in the Commercialization Terms shall be calculated in a manner to reflect the relative contributions of the Parties to the Development and Commercialization of the Collaboration Product as of such date and should be based on objective factors as of such date, such as financial terms in transactions involving comparable products at a similar stage of development or in a similar stage of product life, scientific, technical and commercial factors, and the competitiveness of the marketplace, and (where applicable) will be consistent with the corresponding provisions and definitions in this Agreement. In the event that the Parties are unable to agree on the Commercialization Terms within one hundred twenty (120) days after the date on which OPKO notifies Entera of its determination to directly Commercialize the Collaboration Product(s), the Parties shall resolve such matter by binding, baseball-style arbitration as set forth on Schedule 5.2.

6.          MANUFACTURING

6.1        Manufacturing Activities.

(a)          Under the Initial Plan. OPKO will be responsible for the Manufacture and supply of the active ingredient for Collaboration Product for use in Development Activities under the Initial Plan, and Entera will be responsible for the Manufacture and supply of Collaboration Product in drug product form for use in Development Activities under the Initial Plan.

(b)          Under the Oral Product Research and Development Plan. Unless otherwise agreed by the Parties (e.g., as set forth in the Development Plan), for any quantities of Collaboration Product to be used for subsequent Development Activities under the Oral Product Research and Development Plan or for Commercialization, and subject to the successful completion of the Manufacturing technology transfer described below, OPKO will be responsible for the Manufacture of Collaboration Product (in both drug substance and drug product form).

6.2        Allocation of Manufacturing Costs. All Manufacturing Costs incurred during the Term in regard to a Collaboration Product in the Field will be included in either Development Costs (and therefore allocated between the Parties in accordance with Section 4.3 (Development Costs)) or Commercialization Costs (and therefore allocated between the Parties via their inclusion in Proceeds in accordance with Section 7.3 (Proceeds)), as applicable.

6.3       Manufacturing Technology Transfer. Promptly following the Effective Date, the Parties will enter into a separate manufacturing technology transfer agreement (the “Manufacturing Technology Transfer Plan”) setting forth the terms and conditions under which (a) Entera will transfer, or cause its Third-Party CMOs to transfer, to OPKO all documents and information, and provide technical assistance and support, necessary or reasonably useful for OPKO to Manufacture or have manufactured by Third-Party CMOs engaged by OPKO a Collaboration Product and (b) OPKO will transfer, or cause its Third-Party CMOs to transfer, to Entera all documents and information, and provide technical assistance and support, to the extent necessary or reasonably useful with respect to the active ingredient for the Collaboration Product for Entera to Manufacture or have manufactured by Third-Party CMOs engaged by Entera a Collaboration Product. Following successful completion of the technology transfers as defined in the Manufacturing Technology Transfer Plan and completion of the Initial Study, unless otherwise agreed by the Parties (e.g., as set forth in the Development Plan), OPKO will have the sole right and obligation to supply Collaboration Product for its use under this Agreement.

7.          FINANCIAL TERMS

7.1        Invoicing and Payment of Development Costs.

(a)          Invoicing of Development Costs. Except as otherwise agreed by the Parties with respect to certain Manufacturing Costs owed to a Third-Party CMO as described in Section 7.1(c), no later than forty-five (45) days after the end of each Calendar Quarter during which a Party (the “Invoicing Party”) has incurred any Development Costs that are in whole or in part the responsibility of the other Party under this Agreement (the “Responsible Party”), the Invoicing Party shall submit to the Responsible Party an invoice setting forth the amounts (or the portion of such amounts, as applicable) for which the Responsible Party is responsible, accompanied with reasonable supporting explanation for such invoiced amounts. The Responsible Party will pay all undisputed amounts invoiced within forty-five (45) days of receipt of such invoice. Any adjustments with respect to any previously submitted invoice by the Invoicing Party will be reflected in the next invoice delivered by the Invoicing Party to the Responsible Party, such adjustments to be made in a manner consistent with the Invoicing Party’s Accounting Standards. At the end of each Calendar Quarter, or as otherwise agreed by the JSC, each Party will submit to the JSC a report setting forth the status of the Development Costs incurred by the Party in respect of its Development Activities in comparison to the related budget for such Development Activities as set forth in the Development Budget.

(b)          Right to Effect an Opt-Out for Failure to Pay Development Costs. At any time during the Term, if Entera fails to timely pay the full amount of any undisputed invoice for Development Costs delivered by OPKO in accordance with Section 7.1 and fails to pay such invoice within sixty (60) days from the due date of such invoice (including any interest borne in accordance with Section 7.6(c)), then at OPKO’s option and upon OPKO’s written request, OPKO may cause Entera to exercise the Opt-Out. If OPKO elects to cause Entera to exercise the Opt-Out, then OPKO cannot use such failure to pay an invoice for Development Costs and subsequent Opt-Out as the sole basis to claim a material breach of this Agreement.

(c)         Pass Through for Manufacturing Costs. For Manufacturing Costs that constitute shared Development Costs under Section 6.2, the Party initially incurring such costs under an agreement with a Third-Party CMO in accordance with the Development Plan (subject to Section 4.4) may elect to have the other Party reimburse the incurring Party’s applicable share of such Development Costs using the process set forth in this Section 7.1(c) in lieu of utilizing the quarterly invoicing process set forth in Section 7.1(a). With respect to amounts paid by a Party under any Third-Party CMO agreement with any Third-Party CMO performing Manufacturing activities for the Collaboration Product (whether in drug product or drug substance form) on behalf of such Party under Section 6.1 or Section 6.2, the Party incurring such costs may invoice the other Party its respective share as Development Costs. Notwithstanding anything set forth in Section 7.1(a) to the contrary, the payor Party shall pay the portion of such invoice for which it is responsible within the time period set forth on the invoice, which payment terms shall be agreed by the Parties prior to the payee Party entering into the applicable Third-Party CMO agreement, and may require payment of such invoices by the payor Party before corresponding invoices are due and payable to the Third-Party CMO by the payee Party.

7.2       Purchase of Entera Ordinary Shares. On the Effective Date, OPKO Health shall purchase from Entera, and Entera shall issue and sell to OPKO Health, 3,685,226 Entera Ordinary Shares (the “Purchased Shares”) for an aggregate purchase price in cash equal to $8,000,000 (the “Purchase Price”). For clarity, as stated in Section 2.2(a), OPKO and OPKO Health may exercise its rights or perform its obligations under this Agreement (including the transactions contemplated by this Section 7.2) through any of its Affiliates.

(a)          Standstill. OPKO Health agrees that, for a period of twenty-four (24) months following the execution and delivery of this Agreement (the “Standstill Period”), without the prior written consent of the Board of Directors of the Entera (the “Board”) or a duly constituted committee thereof, neither OPKO Health nor any of its Affiliates shall, and OPKO Health shall cause its and their respective representatives not to, directly or indirectly, in any manner:

(i)          acquire, agree to acquire or offer, seek or propose to acquire (by purchase, tender or exchange offer or otherwise) any direct or indirect beneficial, constructive or synthetic interest in any Entera Ordinary Shares or other voting equity interests in Entera (collectively, “Company Interests”);

(ii)          (A) make, engage in, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission promulgated under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any communication exempt from the definition of “solicitation” pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act and irrespective of whether any such solicitation of proxies or consents constitutes an exempt solicitation pursuant to Rule 14a-2 promulgated under the Exchange Act) with respect to any Company Interests or seek the consent of any Person with respect to any Company Interests, (B) call or seek to call a meeting of Entera’s shareholders or otherwise seek to influence the timing of any meeting of Entera’s shareholders, (C) submit, initiate, participate in or encourage the submission of any proposal for action by the shareholders of Entera, (D) seek the removal of any member of the Board or otherwise seek representation on the Board in any manner, (E) seek to advise or influence in any manner whatsoever any Person with respect to the voting of any Company Interests or (F) otherwise seek to control, change or influence the management, Board (or other similar governing body), governing documents, policies or affairs of Entera or any of its affiliates;

(iii)         form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise act in concert with any other Person with respect to any Company Interests or any of the matters set forth in this Section 7.2(a);

(iv)         advise, assist, knowingly encourage or knowingly facilitate any other Person to take any actions which, if taken by OPKO Health, would be prohibited by this Section 7.2(a); or

(v)          publicly disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding the foregoing, Dr. Phillip Frost, M.D., or any trust controlled by him, may acquire up to two percent (2%) of the outstanding Entera Ordinary Shares.

(b)          Lockup. for a period of twelve (12) months following the execution and delivery of this Agreement (the “Lock-Up Period”), OPKO Health shall not (and shall cause its Affiliate that buys the Purchased Shares, if applicable), without the prior written consent of Entera, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, any Entera Ordinary Shares or securities convertible into or exercisable or exchangeable for Entera Ordinary Shares; (ii) enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of Entera Ordinary Shares or securities convertible into or exercisable or exchangeable for Entera Ordinary Shares, whether now owned or hereafter acquired by OPKO Health (or its Affiliate as contemplated in the first paragraph of this Section 7.2) or with respect to which OPKO Health (or such Affiliate) has or hereafter acquires the power of disposition, or (iii) engage in any short selling of any Entera Ordinary Shares or securities convertible into or exercisable or exchangeable for Entera Ordinary Shares.

(c)         Removal of Restrictive Legend. Following the Lock-Up Period, certificates (or evidence of book entry position) evidencing the Purchased Shares and held by a non-Affiliate of Entera shall not contain any restrictive legend, (i) following any sale of such Purchased Shares pursuant to Rule 144, or (ii) if such Purchased Shares are eligible for sale in accordance with Rule 144 without restriction under such rule and the requesting shareholder is not an Affiliate of Entera. Entera shall cause its counsel to issue a legal opinion to Entera’s transfer agent reasonably promptly if required by such transfer agent to effect the removal of the legend hereunder or if requested by OPKO Health (or its Affiliate).

(d)          Purchase Price Escrow. On the date hereof, OPKO Health (or its designated Affiliate) shall pay the Purchase Price to Entera in cash, in immediately available funds, by wire transfer to an account specified in writing by Entera (the “Initial Deposit Account”). On or prior to the tenth (10th) Business Day immediately following the Effective Date, Entera and OPKO shall reasonably negotiate and enter into an escrow agreement (the “Escrow Agreement”) with an escrow agent mutually agreed between Entera and OPKO, which Escrow Agreement shall contain or otherwise operatively reference the terms set forth on Schedule 7.2(d) (the “Escrow Terms”). Entera shall retain the Purchase Price in the Initial Deposit Account pending the transfer of such funds to the escrow account to be established under the Escrow Agreement, and, pending such transfer, Entera shall use such funds solely as permitted by the Escrow Agreement. Upon the termination or expiration of this Agreement for any reason, if any funds remain in the escrow established pursuant to the Escrow Agreement, such funds will be released to Entera, and, on or prior to the third (3rd) Business Day immediately following such termination or expiration, OPKO (or its designated Affiliate party to the Escrow Agreement, as applicable) and Entera shall deliver a joint written instruction to the escrow agent under the Escrow Agreement, directing such escrow agent to immediately release all such funds to Entera, without any deduction or withholding.

7.3        Proceeds.

(a)          Share of Proceeds. Subject to the terms and conditions of this Agreement, during the Term but prior to the Opt-Out Date for a Collaboration Product, OPKO and Entera shall share Proceeds for such Collaboration Product, with the following allocation: 60% for OPKO and 40% for Entera. Following the Opt-Out Date and for the remainder of the Term (if any), OPKO and Entera shall share Proceeds for such Collaboration Product, with the following allocation: 85% for OPKO and 15% for Entera.

(b)          Calculation and Payment.

(i)          Within forty-five (45) days after the end of each Calendar Quarter beginning with the Calendar Quarter in which Proceeds are first incurred or accrued, OPKO will provide Entera a report setting forth the Proceeds (including for example Sublicense Income and Manufacturing Costs for Commercialization, and whether Proceeds for such Calendar Quarter are positive or negative) for such Calendar Quarter; provided, that if there are any components of Proceeds in such Calendar Quarter that OPKO is unable to timely include in such quarterly report, then such amount shall be included and reconciled in the financial report in the following Calendar Quarter.

(ii)          Within forty-five (45) days after receipt of such reports, designated individuals from each Party (the “Finance Leads”) shall confer and agree in writing on whether a reconciliation payment is due from one Party to the other Party, and if so, the amount of such reconciliation payment, so that the Parties share Proceeds in accordance with Section 7.3(a). The Party to which a reconciliation payment is due shall send an invoice to the other Party once the Finance Leads have agreed on any such amount due, and the Party required to pay such reconciliation payment shall make such payment to the other Party within forty-five (45) days after receipt of such invoice; provided, however, that in the event of any disagreement with respect to the calculation of such reconciliation payment, any undisputed portion of such reconciliation payment shall be paid in accordance with the foregoing timetable and the Parties will use good faith efforts to resolve the dispute. Any such dispute that has not been resolved within ten (10) Business Days after the initiation of discussions regarding the disputed amounts shall be referred to designated financial officers of each Party to attempt to resolve such matter good faith. If such financial officers cannot resolve such matter within ten (10) Business Days after the date on which the matter is referred to them (unless a longer period is agreed to by the Parties), then the dispute shall be resolved in accordance with Section 14.10. For the avoidance of doubt, Proceeds shall be recorded, maintained, and calculated in accordance with Accounting Standards. Excluding reconciliation of any Shared Program Damages or Shared Program Recoveries, the final reconciliation of all Proceeds (positive or negative) will occur no later than six (6) months after the expiration of the Term.

(iii)          Notwithstanding the foregoing, and solely in relation to Proceeds incurred or accrued or deemed to be incurred or accrued (e.g., pursuant to Section 8.1(b)) following the Opt-Out Date, and except with respect to the final reconciliation payment, if Proceeds for a Calendar Quarter are less than zero dollars ($0), no reconciliation payment will be owed from Entera to OPKO for that Calendar Quarter. Rather, any costs or expenses incurred or accrued in a Calendar Quarter which OPKO is not able to recover due to the application of the previous sentence will be carried forward to future Calendar Quarters if not fully taken in such Calendar Quarter until the amount of such reduction has been fully applied against payments due to Entera. If there is a negative Proceed balance at the end of the Term, Entera will pay OPKO such balance within ninety (90) days following the effective date of expiration or termination.

7.4        Recordkeeping and Audit. Upon reasonable prior notice by a Party, the other Party will allow the first Party or a certified public accountant engaged by such Party and reasonably acceptable to the other Party (and subject to customary confidentiality obligations) to conduct during normal business hours an audit and inspection of the books and records of such Party to confirm compliance with the reporting and charging of Development Costs and Proceeds (as applicable). Any such audit will be reasonable in duration and scope. Each Party will bear its own costs of any such audit unless an audit reveals an overpayment or underpayment in excess of five percent (5%) of the amount that was owed, in which case underpaying Party will reimburse the out-of-pocket expenses incurred by the other Party in conducting such audit. If any such audit reveals an underpayment, the applicable Party will promptly correct such underpayment. Following the Opt-Out Date as outlined in Article 8 each Party will be relieved of its obligations under this Section 7.4.

7.5        Withholding Taxes .

(a)          Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use Commercially Reasonable Efforts to conduct all such acts (including the execution of all such documents) to enable them to take advantage of any applicable double taxation agreement or treaty. If withholding or similar taxes are paid to a government authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of the withheld or similar taxes, or to obtain a credit with respect to such taxes paid.

(b)          If required by Applicable Law, OPKO shall be entitled to deduct the amount of any U.S. withholding taxes from any payment due to Entera under this Agreement. OPKO shall pay the amount of such taxes to the appropriate governmental authority and deliver to Entera proof of payment of all such taxes. To the extent Entera provides OPKO with a valid withholding certificate issued by the Israel Tax Authority with respect to such payment, OPKO shall not withhold amounts in excess of the rate or amount provided for in such withholding certificate.

(c)          If required by Applicable Law, Entera shall be entitled to deduct the amount of any Israeli withholding taxes from any payment due to OPKO under this Agreement. Entera shall pay the amount of such taxes to the appropriate governmental authority and deliver to OPKO proof of payment of all such taxes. To the extent OPKO provides Entera with a valid withholding certificate issued by the Israel Tax Authority with respect to any such payment, Entera shall not withhold amounts in excess of the rate or amount provided for in such withholding certificate.

(d)          All payments under this Agreement are exclusive of VAT, which will be added at the applicable rate required by law, against a valid tax invoice, including an allocation number from the Israeli Tax Authority as required by the Israeli Value-Added Tax Law, 1975.

7.6        Payment Method.

(a)          Manner and Currency. Unless otherwise stated, undisputed invoiced amounts are due within forty-five (45) days following the paying Party’s receipt of the applicable invoice. All payments due under this Agreement to Entera shall be made by electronic funds transfer in immediately available funds to an account agreed by the Parties. All payments hereunder shall be made in U.S. Dollars. Conversion of sales recorded in local currencies to U.S. Dollars shall be performed in a manner consistent with the invoicing Party’s normal practices in accordance with the Accounting Standards.

(b)         Payment Disputes. This Section 7.6(b) applies to payment disputes other than those with respect to Proceeds, which are instead covered by Section 7.3 above. If a Party reasonably and in good faith disputes any invoice (or portion thereof) submitted by the other Party, then the disputing Party shall notify the invoicing Party in writing of such dispute on or before the due date for the relevant invoice, and the disputing Party shall only be obligated to pay to the invoicing Party the undisputed portion of such invoice. A written notice of dispute may also include a request for any additional information or supporting documentation that the disputing Party reasonably and in good faith believes is necessary to determine whether it is responsible for the invoiced amounts. The invoicing Party shall reasonably and in good faith respond to such request in writing within thirty (30) days of receipt thereof with the requested information and documentation or an explanation as to why such requested information and documentation is not available. The Parties will use good faith efforts to resolve any such dispute in a timely manner.

(c)          Interest on Late Payments. Any late payment of an undisputed, invoiced amount hereunder will bear interest, to the extent not prohibited by Applicable Law, at an annual rate of two percent (2%) above the prime rate set by the Wall Street Journal on the date payment was due or the highest rate permitted by Applicable Law (whichever is lower), compounded annually and computed from the date such payment was due until the date the payment is made.

7.7      No Projections. Entera and OPKO acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any product. OPKO MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

7.8       Right of Set-Off. Without limiting any other rights of a Party under this Agreement or otherwise, each Party shall have the right, but not the obligation, to set off, in whole or in part, against any obligation or payment it owes to the other Party under this Agreement, any or all damages, liabilities, indemnified amounts, or other payments owed to such offsetting Party by the other Party under this Agreement.

7.9        Third Party Obligations.

(a)          Notwithstanding the other provisions of this Article 7 or Article 8, Entera shall remain responsible for the payment of royalty, milestone and other payment obligations, if any, due to Third Parties with respect to any Patents or Know-How that have been licensed to Entera and are sublicensed to OPKO under this Agreement. All such payments shall be made promptly by Entera in accordance with the terms of its agreement with such Third Parties, and shall not be included in Development Costs or Proceeds hereunder.

(b)        Without limitation of Section 7.9(a), if either Party reasonably determines that rights to any Patent, Know-How, or other intellectual property Controlled by a Third Party are necessary or reasonably useful in order to Development, Manufacture, or Commercialize a Collaboration Product in the Field (in addition to the scope of the exclusive license in Section 2.1), the JSC shall determine which Party shall have the right to negotiate and acquire such rights through a license or otherwise (including pursuant to any settlement agreement). The Party obtaining such rights may deduct, from amounts owed to the other Party hereunder as part of Proceeds, any amounts payable and actually paid to a Third Party pursuant to any such Third Party license or otherwise. Such amounts payable to such Third Party shall not be included in Development Costs or otherwise included in Proceeds hereunder.

8.          ENTERA OPT-OUT

8.1        Entera Opt-Out.

(a)          Opt-Out Process. At any time following completion of the Initial Study but prior to ninety (90) days before OPKO’s the first patient dosed in a subsequent Clinical Trial with respect to the Collaboration Products, Entera may upon written notice to OPKO (the “Opt-Out Notice”) elect to no longer participate in the sharing of costs with respect to further Development, Commercialization, and Manufacture of Collaboration Products (such election, the “Opt-Out”). Subject to the effects of the Opt-Out below, OPKO will continue the Development, Commercialization, and Manufacture of Collaboration Products at its sole cost, will control all Development, Commercialization, and Manufacture decisions.

(b)          Opt-Out Date. The effective date of an Opt-Out (“Opt-Out Date”) shall be the date of OPKO’s receipt of an Opt-Out Notice, unless otherwise mutually agreed upon by the Parties. Costs and expenses incurred from and after the Opt-Out Date will no longer be subject to the 60%/40% cost-sharing arrangement set forth herein. Following the Opt-Out Date, OPKO and Entera shall share Proceeds with the following allocation: 85% for OPKO and 15% for Entera, and revenue received from and after the Opt-Out Date will otherwise be retained by OPKO to the extent OPKO elects to directly Commercialize the Collaboration Product(s), subject to its payment obligations as set forth in Section 8.5. Any costs or expenses committed as of the Opt-Out Date and not cancellable by OPKO without penalty will be deemed to have been incurred prior to the Opt-Out Date.

8.2       Effects of the Opt-Out. Upon the Opt-Out Date: (a) each Party shall be relieved of its obligations pursuant to Section 2.4, it being understood that the exclusive license granted by Entera to OPKO to research, Develop, Manufacture, and Commercialize Oral Products in the Field shall remain in effect; (b) OPKO will use Commercially Reasonable Efforts to Develop a Collaboration Product in the Field as described in Section 8.3 and to Commercialize a Collaboration Product in the Field in accordance with the terms to be agreed upon pursuant to Article 5; and (c) the reporting obligations of OPKO will be revised as set forth in Section 8.4 below.

8.3        Development Diligence Post Opt-Out.

(a)         Generally. From and after the Opt-Out Date, subject to Section 8.3(b), OPKO shall use Commercially Reasonable Efforts, itself or through its Affiliate(s), (sub)licensee(s) or subcontractor(s), to obtain Marketing Approval for at least one Collaboration Product in each Major Market Country. For the avoidance of doubt, subject to the foregoing, OPKO shall have the sole decision-making authority with respect to such Collaboration Product from and after completion of the Initial Study.

(b)         Exception to Diligence Obligation for Safety Concern. Notwithstanding any provisions of this Agreement to the contrary, in the event of a Material Safety Issue with respect to a Collaboration Product, OPKO shall notify Entera and discuss. OPKO may take any and all actions it deems necessary or appropriate in its sole discretion to appropriately address such Material Safety Issue, including putting on temporary hold or ceasing Development of the affected Collaboration Product, or terminating this Agreement in its entirety. In such event, OPKO shall not be in breach of this Agreement or any obligation hereunder as a result of OPKO taking such actions so long as OPKO is using Commercially Reasonable Efforts to address and, to the extent practicable, remedy the Material Safety Issue in order to permit continued Development. If a Material Safety Issue is reasonably likely to not be resolved, or is not actually resolved, within twelve (12) months following the date on which the Material Safety Issue is identified, then unless otherwise mutually agreed by the Parties, this Agreement shall terminate in accordance with Section 13.2(e).

8.4       Reports Post Opt-Out. If Entera exercises the Opt-Out, then this Section 8.4 will apply from and after the Opt-Out Date in lieu of the Development Plan and other Development- and Commercialization-related reporting obligations (e.g., in Section 4.7 (Reporting on Development Activities (i.e., providing detailed progress updates on Development Activities and summary of data associated with such Development Activities to the JSC); Section 7.1 (Invoicing of Development Costs))). For so long as Development activities are being performed by OPKO (and not by a sublicensee pursuant to a sublicense agreement described in Section 5.1) with respect to the Collaboration Products, not required more than once during each Calendar Year, OPKO will provide to Entera a high-level written progress report on the status of its material Development activities with respect to the Collaboration Products in Major Market Countries during the applicable Calendar Year, and OPKO’s high-level plans with respect to such Development of the Collaboration Products in Major Market Countries during the following Calendar Year. Any reporting obligations with respect to Commercialization activities from and after the Opt-Out Date: (a) applicable to an OPKO sublicensee shall be as set forth in the applicable sublicense agreement (subject to Section 5.1); and (b) applicable to OPKO (e.g., should OPKO decide to not sublicense the Commercialization of the Collaboration Products) shall be as agreed by the Parties as described in Section 5.2.

8.5       Additional Financials for OPKO Direct Commercialization Activities. At least ninety (90) days prior to the First Commercial Sale of a Collaboration Product, OPKO and Entera shall amend this Agreement to include additional economic terms as consideration for the exclusive license granted to OPKO in Section 2.1(a), as further described in Section 5.2.

9.          INTELLECTUAL PROPERTY

9.1        Ownership of Intellectual Property.

(a)          Background IP. Each Party shall solely own its Background IP (i.e., OPKO Background IP and Entera Background IP) and all right, title and interest therein (subject to any licenses granted hereunder).

(b)         Information and Inventions. Entera will solely own all Entera Information and Inventions. OPKO will solely own all OPKO Information and Inventions. Entera and OPKO will each own an equal, undivided interest in all Joint Information and Inventions. Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Information and Inventions. Subject to Article 2, each Party has the right to exploit and grant licenses to any Third Party under such Joint Information and Inventions without the consent of, or accounting to, the other Party.

(c)          Inventorship. Inventorship shall be determined in accordance with the rules of the United States patent law and other Applicable Law in the United States, regardless of where such conception, reduction to practice, discovery, development or making occurs.

(d)          Cooperation. Each Party shall execute such documents and perform such other acts, at its cost and expense, as the other Party may reasonably request to obtain and perfect the assignment of the rights set forth in this Section 9.1.

9.2        Prosecution, Maintenance, and Defense.

(a)          Generally. Subject to the provisions of this Section 9.2, as between the Parties, each Party has the sole right (but not the obligation), at its expense, to Prosecute all Patents within such Party’s Background IP. For clarity, and except as set forth in Section 9.2(d) with respect to Joint Patents or to the extent such costs are included in the calculation of “Proceeds” as set forth in Article 1 above, each Party is solely responsible for all of its costs incurred in connection with its Prosecution of a Patent, and such costs shall not constitute “Development Costs,” “Manufacturing Costs,” or “Commercialization Costs,” nor be shared between the Parties except to the extent the same fall into the deductions contained in the “Proceeds” definition in Article 1. The Parties shall modify Article 9 as may be reasonably required by a potential sublicensee of the Collaboration Product to allow for such sublicensee to control the Prosecution or enforcement of OPKO Technology, Joint Patents, or Entera Licensed Technology on a basis that is different from the Prosecution and enforcement rights under this Agreement.

(b)         OPKO Patents. As between the Parties, OPKO has the sole right (but not the obligation), at its expense, to Prosecute all Patents within the OPKO Technology in its sole discretion, provided that OPKO will keep Entera reasonably informed (at OPKO’s discretion and no more than on a Calendar Quarterly basis and in the form provided by OPKO and approved by the JSC) of all material developments to the extent relating to the Collaboration Products or the Entera Platform in connection with any such matters.

(c)        Entera Patents. As between the Parties, Entera has the first right (but not the obligation), at its expense, to Prosecute all Patents within the Entera Licensed Technology, provided that Entera will: (i) keep OPKO reasonably informed of all material developments in connection with any such matters; and (ii) reasonably and in good faith consider OPKO’s comments with respect thereto. On a country-by-country basis, Entera will provide OPKO written notice of its election to not file patent applications claiming Entera Licensed Technology or to cease Prosecution of Patents within the Entera Licensed Technology at least forty-five (45) days prior to any filing or payment due date, or any other due date that requires action. Unless Entera has Good Reason to not make such filings or to not continue such Prosecution of such Patents (or to not allow OPKO to do the same), OPKO may (on a country-by-country basis) file such abandoned patent applications or continue Prosecution of such Patents using counsel of its choice and at its own expense.

(d)        Joint Patents. As between the Parties, OPKO has the first right (but not the obligation) to Prosecute all Joint Patents. Entera will use commercially reasonable efforts to provide OPKO with full support in such Prosecution of such Patents. OPKO will (i) keep Entera reasonably informed of all material developments in connection with any such matters; (ii) reasonably and in good faith consider Entera’s comments with respect thereto; and (iii) if using outside counsel, use outside counsel reasonably acceptable to Entera. On a country-by-country basis, OPKO will provide Entera written notice of its election to not file patent applications claiming Joint Information and Inventions or to cease Prosecution of Joint Patents at least forty-five (45) days prior to any filing or payment due date, or any other due date that requires action. Unless OPKO has Good Reason to not make such filings or to not continue such Prosecution of such Patents (or to not allow Entera to do the same), Entera may (on a country-by-country basis) file such abandoned patent applications or continue Prosecution of such Joint Patents using counsel of its choice and at its own expense. Unless stated otherwise, the Parties will share the cost of any such activities of the Party having the first right to Prosecute a Joint Patents 50%/50% between OPKO and Entera. Entera will bear all of its own costs and expenses incurred in connection with its exercise of its “step-in” rights under this Section 9.2(d). Entera may upon written notice elect to cease funding the Prosecution of one or more Joint Patents. From and after the date of such notice, each Patent so identified by Entera in such notice will no longer constitute a “Joint Patent” hereunder for purposes of determining any payment obligations of OPKO.

9.3        Enforcement.

(a)        OPKO Patents. As between the Parties, OPKO has the sole right (but not the obligation), at its expense, to enforce all Patents within the OPKO Technology in its sole discretion, provided that OPKO will keep Entera reasonably informed (at OPKO’s discretion and no more than on a Calendar Quarterly basis and in the form provided by OPKO and approved by the JSC) of all material developments to the extent relating to the Oral Products or Entera Platform in connection with any such enforcement.

(b)        Entera Patents. As between the Parties, Entera has the first right (but not the obligation), at its expense, to enforce all Patents within the Entera Licensed Technology, provided that Entera will: (I) keep OPKO reasonably informed of all material developments in connection with any such enforcement; and (II) reasonably and in good faith consider OPKO’s comments with respect thereto. On a country-by-country basis, Entera will provide OPKO written notice of any desire to not enforce any such Patents. Unless Entera has Good Reason to not enforce (or allow OPKO to enforce) such Patents, OPKO may (on a country-by-country basis) enforce such Patent(s) using counsel of its choice and at its own expense.

(c)          Joint Patents.

(i)          As between the Parties, OPKO has the first right (but not the obligation), at its expense, to enforce all Joint Patents that claims or covers a Collaboration Product or its use in the Field provided, provided that OPKO will (A) keep Entera reasonably informed of all material developments in connection with any such enforcement, and (B) reasonably and in good faith consider Entera’s comments with respect thereto. On a country-by-country basis, OPKO will provide Entera written notice of any desire to not enforce any such Joint Patent. Unless OPKO has Good Reason to not enforce (or allow Entera to enforce) such Patents, Entera may (on a country-by-country basis) enforce such Joint Patent using counsel of its choice and at its own expense.

(ii)          As between the Parties, OPKO has the first right (but not the obligation), at its expense, to enforce all other Joint Patents, provided that OPKO will (A) keep Entera reasonably informed of all material developments in connection with any such enforcement, and (B) reasonably and in good faith consider Entera’s comments with respect thereto. On a country-by-country basis, OPKO will provide Entera written notice of any desire to not enforce any such other Joint Patents. Unless OPKO has Good Reason to not enforce (or allow Entera to enforce) any such other Joint Patents, Entera may (on a country-by-country basis) enforce such other Joint Patent(s) using counsel of its choice and at its own expense.

(iii)          All of OPKO’s costs and expenses resulting from such enforcement action shall be shared by the Parties as Shared Program Damages. All of Entera’s costs and expenses resulting from the exercise of any enforcement action pursuant to its “step-in” rights in (i) and (ii) above will be shared evenly by the Parties, and not included as Shared Program Damages.

9.4        Third-Party Infringement.

(a)          Notice. Each Party will promptly notify the other of any infringement by a Third Party of any of the Patents that are subject to the licenses hereunder (including any Joint Patents) of which it becomes aware, and of any request for declaratory judgment, opposition, nullity action, interference, inter-partes reexamination, inter-partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability or non-infringement of any of such Patents (collectively, “Third-Party Infringement”).

(b)         Control. The Party having the right to control the defense or enforcement of the relevant Patents in accordance with Section 9.2 or Section 9.3 shall keep the other Party informed of the status of the defense or enforcement of the relevant Patents in connection with the Third-Party Infringement action, but shall be free to settle or otherwise resolve the Third-Party Infringement as it determines appropriate.

(c)        Recoveries. Any recoveries resulting from such an action relating to a claim of Third-Party Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any remainder will be (i) shared by the Parties 60%/40% (OPKO/Entera) if the recovery is made prior to the Opt-Out Date, and (ii) retained by the enforcing Party if the recovery is made on or after to the Opt-Out Date; provided, however, in the case of (ii), that (A) any portion of such remainder in connection with a Third-Party Infringement of a Patent within the Entera Licensed Technology or the Joint Patents that is attributable to lost profits with respect to a Collaboration Product in the Field shall be paid to OPKO and shall be subject to the 85%/15% (OPKO/Entera) allocation as if such portion were Proceeds under this Agreement; and (B) notwithstanding (A), if Entera is the enforcing Party by virtue of exercising its “step-in” rights under Section 9.2 or Section 9.3, such remainder shall be shared evenly (50/50) by the Parties.

9.5       Patent Extensions. As between the Parties, the Party with the first right to control the Prosecution of a Patent in accordance with Section 9.2 will in its sole discretion determine whether (and for which Patents) it will apply to seek patent term restoration (including under the Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions in any jurisdiction.

9.6       Regulatory Listings. As between the Parties, OPKO (or its designee) will have the sole right to list, with the applicable Regulatory Authorities, all applicable Patents for a Collaboration Product, including all so-called “Purple Book” or “Orange Book” listings required under the PHSA, and all similar listings in any other relevant countries. For the avoidance of doubt, OPKO will retain final decision-making authority with respect to the listing of all applicable Patents for any Collaboration Product, and will retain the right to perform all actions of a reference product sponsor set forth in the U.S. Hatch-Waxman Act or PHSA (and any foreign equivalent of such laws), regardless of which Party owns such Patent or controls the Prosecution of such Patent, and Entera will reasonably assist OPKO in connection therewith.

10.          REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1      Mutual Representations, Warranties and Covenants. Each of OPKO, OPKO Health and Entera hereby represents and warrants to each of OPKO, OPKO Health and Entera, as applicable, as of the Effective Date, and covenants, as applicable, as follows:

(a)          Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)          Authority and Binding Agreement.

(i)           It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder.

(ii)          It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(iii)         This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)          No Conflicting Agreements. It is not a party to and shall not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to each of OPKO, OPKO Health and Entera, as applicable, under this Agreement or performing its obligations under this Agreement.

(d)         Compliance. It is not debarred, has not been convicted, and is not subject to debarment or conviction pursuant to Section 306 of the FD&C Act. In the course of the performance of the Development Activities, such Party shall not use any employee, consultant, agent or independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act. To the actual knowledge of such Party, no person on any of the FDA clinical investigator enforcement lists (including the (i) Disqualified/Totally Restricted List; (ii) Restricted List; and (iii) Adequate Assurances List) will participate in the performance of any activities hereunder.

(e)          Laws. It shall comply with the Applicable Law in the course of performing its obligations pursuant to this Agreement.

10.2      Additional Representations and Warranties of Entera. Entera represents and warrants to OPKO and OPKO Health, as of the Effective Date, that:

(a)          No officer or employee of Entera is subject to any agreement with any Third Party that requires such officer or employee to assign any interest in any Entera Licensed Technology to any Third Party.

(b)         Entera solely and exclusively owns all of the Entera Licensed Technology in existence as of the Effective Date, free and clear of all encumbrances, and is listed in the records of the appropriate Regulatory Authorities as the sole and exclusive owner of record for each registration, grant, and application included in such Entera Licensed Technology.

(c)         To Entera’s knowledge: (i) there are no Patents or Know-How that are Controlled by any Third Party that would be infringed or misappropriated by the development, manufacture, or commercialization of the Entera Platform or Oral Products, and no claim or litigation has been brought or asserted alleging that any Patents or other intellectual property rights with respect to the Entera Platform are invalid or unenforceable; and (ii) no person is (or threatens to be) infringing or misappropriating any Patents or Know-How Controlled by Entera that claim, cover, or embody the Entera Platform.

(d)        Entera has not received written notice of any claims, and there are no judgments or settlements against or owed by Entera, or to Entera’s knowledge, any pending or threatened claims or litigation, in each case relating to the Patents claiming or covering the Entera Platform.

(e)          None of the Entera Licensed Technology, nor any provision of this Agreement, are subject to any inbound license or other similar agreement with another person or entity regarding any intellectual property right to be licensed hereunder.

(f)          Entera has taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Know-How related to the Entera Platform (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such persons to maintain the confidentiality of such Know-How) and such Know-How has not been used, disclosed to, or discovered by any Third Party except pursuant to such confidentiality agreements and there has not been a breach by any party to such confidentiality agreements.

(g)        Entera has not entered into a funding relationship with a Regulatory Authority that would result in rights to any Oral Product residing in the U.S. government, National Institutes of Health, National Institute for Drug Abuse or other Regulatory Authority (including counterparts of such agencies in any other countries), and the licenses granted hereunder are not subject to overriding obligations to the U.S. government as set forth in Public Law 96 517 (35 U.S.C. 200 204) or any similar obligations under the Applicable Laws of any other country with respect to other Regulatory Authorities.

(h)          To Entera’s knowledge, the Patents included in the Entera Licensed Technology are valid and enforceable.

(i)          Entera has: (i) filed and prosecuted patent applications within the Entera Background IP in good faith and complied with all duties of disclosure with respect thereto; (ii) not committed any act, or omitted to commit any act, that may cause the Patents constituting Entera Background IP to expire prematurely or be declared invalid or unenforceable; (iii) paid all application, registration, maintenance, and renewal fees with respect to the Patents constituting Entera Background IP as of the Effective Date; and (iv) filed all necessary documents and certificates with the relevant agencies with respect to the Patents constituting Entera Background IP as of the Effective Date.

(j)         Entera has not failed to disclose to OPKO any fact or circumstance known to Entera or any of its Affiliates and relating to the Entera Platform that would be reasonably material to OPKO in connection with this Agreement or the transactions contemplated herein, including the occurrence of any Adverse Event with respect to the Entera Platform. To Entera’s knowledge, none of the materials provided to OPKO by Entera or its Affiliates contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not misleading.

(k)         The Purchased Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by Entera other than restrictions on transfer provided for in this Agreement and arising under applicable securities laws.

(l)          The capitalization of Entera as of the date hereof comprises 140,010,000 Entera Ordinary Shares. As of the date hereof and prior to the issuance of the Purchased Shares, Entera has 41,735,450 Entera Ordinary Shares outstanding. Entera has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options or other awards under Entera’s share incentive plans and pursuant to the conversion and/or exercise of convertible or exercisable securities outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Entera Ordinary Shares or the capital stock of Entera or any Subsidiary, or contracts, commitments, understandings or arrangements by which Entera or any Subsidiary is or may become bound to issue additional Entera Ordinary Shares or securities exercisable for or convertible into Entera Ordinary Shares or capital stock of Entera or any Subsidiary. The issuance and sale of the Purchased Shares will not obligate Entera or any Subsidiary to issue Entera Ordinary Shares or other securities to any Person (other than OPKO Health). No further approval or authorization of any shareholder, the Board of Directors or others is required for the issuance and sale of the Purchased Shares. Except as disclosed in the SEC Reports, there are no shareholders agreements, voting agreements or other similar agreements with respect to Entera’s or any Subsidiary’s capital stock to which Entera or any Subsidiary is a party.

(m)        Entera has filed all reports, schedules, forms, statements and other documents required to be filed by Entera under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years immediately preceding the Effective Date (or such shorter period as Entera was required by Applicable Law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Entera has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Entera included in the SEC Reports complied, at the time of filing thereof with the Commission, in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Entera and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. During the period of engagement of Entera’s accountants, there have been no disagreements between the accounting firm and Entera on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures that would require disclosure pursuant to Item 304 of Regulation S-K. Entera has made and kept books and records and accounts which are in reasonable detail and which fairly and accurately reflect the activities of Entera in all material respects, subject only to year-end adjustments.

(n)         Entera and the Subsidiaries are in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof. Entera and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Entera and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Entera and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by Entera in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.

(o)         The Entera Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Entera has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Entera Ordinary Shares under the Exchange Act nor has Entera received any notification that the Commission is contemplating terminating such registration. Except as disclosed in the SEC Reports, Entera has not, in the twelve (12) months preceding the Effective Date, received notice from NASDAQ to the effect that Entera is not in compliance with the listing or maintenance requirements of NASDAQ. The Entera Ordinary Shares are currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation, and Entera is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

10.3      Entera Covenants. Entera hereby covenants to OPKO that, except as expressly permitted under this Agreement:

(a)         Entera will not, and will cause its Affiliates not to, grant to any Third Party any rights that would be inconsistent or conflict with rights purported to be granted to OPKO under this Agreement, nor shall Entera assign any of its rights, title, or interests in or to the Entera Licensed Technology to any Third Party except as permitted in Section 14.4.

(b)         Neither Entera nor any of its Affiliates shall: (i) terminate or modify any existing license or other material agreement to which Entera is a Party relating to the Entera Platform or the subject matter of this Agreement, or exercise, waive, release, or assign any rights or claims thereunder, without first obtaining OPKO’s prior written consent in each case; (ii) breach, or otherwise default under, any such agreement(s); or (iii) commit any act (or failure to act), in each case (of (i)-(iii)) that would result in a loss of rights, or otherwise adversely affect the rights, of OPKO, its Affiliates, or its sublicensees hereunder or would permit the counterparty(ies) to any such agreement(s), as applicable, to exercise their respective termination rights under such agreements. Without limiting the foregoing, if Entera receives notice of an alleged default by Entera or its Affiliates under any such agreement, where termination of such agreement could be sought by the counterparty or result from such default, then Entera will promptly, but in any event within ten (10) Business Days following receipt of notice thereof, provide written notice thereof to OPKO and, to the extent permitted by Applicable Law, grant OPKO the right (but not the obligation) to: (x) cure such alleged breach or default (to the extent permitted under the terms of such agreement); and (y) offset any costs or expenses incurred in connection therewith against any payments due or that may become due under this Agreement, and such costs and expenses shall be borne 100% by Entera and 0% by OPKO (i.e., shall not be subject to the 60/40% or 85%/15% allocations described herein).

(c)         All employees, officers, and consultants of Entera or any of its Affiliates who are involved in the Development Activities or other activities contemplated under this Agreement have executed or will execute agreements effectively assigning to Entera, or have existing obligations under Applicable Laws requiring assignment to Entera of, all inventions made during the course of and as the result of their association with Entera, free from any lien or encumbrance, and obligating each such individual to maintain as confidential Entera’s Confidential Information as well as all confidential information of other parties (including the confidential information of OPKO and its Affiliates and sublicensees) that such individual may receive in connection with the activities contemplated under this Agreement.

(d)          Entera will keep OPKO apprised, via the JSC at regularly scheduled JSC meetings or otherwise, of all material developments with respect to the Entera Platform, including any and all Adverse Events with respect to the Entera Platform.

10.4      Additional Representations and Warranties of OPKO Health. OPKO Health represents and warrants to Entera, as of the Effective Date, that:

(a)         Except for the Purchased Shares, neither OPKO Health nor any of its Affiliates owns, beneficially (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or of record, any Entera Ordinary Shares or any or securities convertible into or exercisable or exchangeable for Entera Ordinary Shares. OPKO Health is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and it acknowledges and agrees that (i) the Entera Ordinary Shares acquired hereunder are “restricted securities” as defined by Rule 144 promulgated under the Securities Act, are not registered under the Securities Act or any applicable state securities laws and are being offered and sold by Entera to OPKO Health in reliance upon exemptions from registration contained in, or promulgated under, the Securities Act, and (ii) such shares may not be sold, transferred, pledged, or otherwise disposed of unless subsequently registered under the Securities Act and any applicable state securities laws or, in the opinion of counsel (reasonably satisfactory to Entera) that, registration under the Securities Act or any applicable state securities laws is not required.

(b)          OPKO Health agrees to the imprinting, so long as is required by Section 7.2(c), of a legend on the Purchased Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

10.5      Anti-Corruption Compliance.

(a)          Each Party represents and warrants to the other Party, as of the Effective Date or as applicable covenants to the other Party, that:

(i)           Neither it nor any other of its applicable indemnitees has taken any action, directly or indirectly, that would result in a violation by such persons of any Anti-Corruption Laws;

(ii)          It and its applicable indemnitees will conduct their business in compliance with the Anti-Corruption Laws; and

(iii)        It has and shall have all necessary procedures in place to ensure it and its applicable indemnitees do not violate the Anti-Corruption Laws, and has trained or will train its applicable indemnitees to comply with these procedures. It shall immediately notify the other Party if it or its applicable indemnitees has any information or suspicion that there may be a violation of the Anti-Corruption Laws, including in the event it becomes aware that any of its applicable indemnitees is in violation of the Anti-Corruption Laws.

(b)          Upon written notice, either Party may conduct an investigation and audit (the method of which shall be at the sole discretion of such Party) of the other Party’s policies, books, records, and accounts to verify compliance with this Section 10.5. Such other Party will cooperate fully with such investigation and audit.

10.6     No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

11.          INDEMNIFICATION

11.1      Indemnification by Entera. Subject to the remainder of this Article 11, Entera shall defend, indemnify, and hold OPKO, its Affiliates, and its and their respective officers, directors, employees, subcontractors, and agents (the “OPKO Indemnitees”) harmless from and against any and all liabilities, losses, costs, damages, fees, expenses or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such OPKO Indemnitees (“Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (“Third-Party Claims”) against such OPKO Indemnitee arising from: (a) a breach of any of Entera’s representations, warranties or obligations under this Agreement; (b) the willful misconduct or negligent acts of any Entera Indemnitee; or (c) violation of Applicable Law by any Entera Indemnitee; provided, however, that Entera’s obligations pursuant to this Section 11.1 will not apply to the extent such Third-Party Claims or Damages (i) constitute Shared Program Damages or (ii) result from any events or activities described in Section 11.2.

11.2      Indemnification by OPKO. Subject to the remainder of this Article 11, OPKO shall defend, indemnify, and hold Entera, its Affiliates, and its Subcontractors, and its and its Affiliates’ respective officers, directors, employees, and agents (the “Entera Indemnitees”) harmless from and against any and all Damages, all to the extent resulting from any Third-Party Claims against such Entera Indemnitee arising from: (a) a breach of any of OPKO’s representations, warranties or obligations under this Agreement; (b) the willful misconduct or negligent acts of any OPKO Indemnitee; or (c) violation of Applicable Law by any OPKO Indemnitee; provided, however, that OPKO’s obligations pursuant to this Section 11.2 will not apply to the extent such Third-Party Claims or Damages (i) constitute Shared Program Damages or (ii) result from any events or activities described in Section 11.1.

11.3     Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the Third-Party Claim for which indemnity is being sought. The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 11.1 or Section 11.2, as applicable, shall be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in material prejudice to the Indemnifying Party. At its option, the Indemnifying Party may assume the defense and have exclusive control, at its own expense, of any Third-Party Claim for which indemnity is being sought by giving written notice to the Indemnified Party within thirty (30) days after receipt of the notice of such Third-Party Claim; provided, however, that the Indemnifying Party shall not agree to any settlement of such Third-Party Claim under terms that would require the Indemnified Party to pay any money, forego any right, admit any wrongdoing or otherwise be prejudiced, without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed). The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with such defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense.

11.4      Certain Third-Party Claims Related to Collaboration Product in the Territory. During the Term, the Parties shall share in any Shared Program Damages in the same percentages as those applicable to the sharing of Development Costs and Proceeds (i.e., 60%/40% (OPKO/Entera) before the Opt-Out Date and 85%/15% (OPKO/Entera) after the Opt-Out Date). With respect to any Shared Program Damages incurred by a Party (or any of its indemnified Persons) during the Term, such Shared Program Damages shall be deemed to constitute (and shall be included in) Development Costs or Proceeds, as applicable (and the Parties shall cooperate in good faith to allocate such amount(s) to the appropriate cost category) and shall be shared by the Parties in accordance with Article 7. If either Party receives notice of a Third-Party Claim that arises from or is based on any Shared Program Activities, such Party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss a strategy on how to defend against such Third-Party Claim. The foregoing terms shall apply, mutatis mutandis, with respect to the sharing and allocation of any Shared Program Recoveries between the Parties.

11.5      Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY CLAIMS ARISING HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY WITH RESPECT TO FRAUD OR WILLFUL MISCONDUCT ON THE PART OF A PARTY, NOR WITH RESPECT TO LIABILITY ARISING OUT OF A BREACH OF SECTION 2.4, ARTICLE 9, SECTION 10.3, ARTICLE 12, OR ARISING OUT OF THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 OR SECTION 11.2.

11.6      Insurance. Each Party shall obtain and maintain at all times during the Term such types and amounts of insurance, as are normal and customary for a similarly situated company, in part to cover its indemnification obligations under this Agreement. Upon request by a Party, the other Party shall provide to such Party evidence of such insurance.

12.          CONFIDENTIALITY

12.1      Confidential Information.

(a)         The activities undertaken hereunder may involve the exchange of certain confidential and proprietary information of the Parties, including inventions, ideas, processes, trade secrets, research and development activities, information technology systems, specifications, designs, Know-How, drawings, business and marketing plans, financial data, policies, procedures, and other information in written, oral or physical/sample form (collectively, “Confidential Information”). The Party disclosing Confidential Information shall be the “Disclosing Party” and the Party receiving such Confidential Information shall be the “Receiving Party.” The Receiving Party shall maintain in confidence the Confidential Information of the Disclosing Party with the same degree of care that it uses to protect its own most sensitive Confidential Information, and shall not disclose, use or grant the use of the Confidential Information of the Disclosing Party except on a need-to-know basis to the Receiving Party’s directors, officers, employees, contractors, advisors and other vendors, in each case solely to the extent such disclosure is reasonably necessary in connection with the Receiving Party’s performance of activities or exercise of rights as authorized by this Agreement.

(b)        To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, the Receiving Party shall obtain, or shall have obtained, written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the Disclosing Party except as expressly permitted under this Agreement.

(c)          Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

12.2      Exceptions.

(a)          The obligations and restrictions herein shall not apply to Confidential Information of the Disclosing Party that falls within any of the following exceptions, provided that such information:

(i)           is or becomes part of the public domain through no fault of the Receiving Party;

(ii)          was known by the Receiving Party prior to the disclosure by the Disclosing Party;

(iii)         was independently developed by or on behalf of the Receiving Party without use of, reliance upon, or reference to, the Disclosing Party’s Confidential Information; or

(iv)         has been properly received by the Receiving Party from a Third Party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by the Receiving Party.

(b)          Notwithstanding the foregoing, all Know-How constituting:

(i)           Entera Information and Inventions are the Confidential Information of both Parties; and

(ii)          OPKO Information and Inventions are and shall remain the Confidential Information of OPKO.

(c)          Nothing in this Agreement shall prevent a Party from using any Know-How that is in the public domain. A Party shall also not be restricted under, and shall not be in breach of, this Agreement from using, within or outside this Agreement and for any purpose, any general knowledge, skill, and expertise acquired by its employees (or its Affiliates’ employees) in their performance of this Agreement (“Residual Information”) to the extent such Residual Information is retained in the unaided human memory of such employees in intangible form and without use by the Party or such employees of tangible copies of any Confidential Information of the other Party; provided that this provision will not be deemed in any event to provide any right to infringe the Patent rights of the other Party or of Third Parties that have licensed or provided materials to the other Party and this section is not intended to grant, and will not be deemed to grant the Receiving Party: (i) a right to disclose the Disclosing Party’s Confidential Information; or (ii) a license under any Patents or other intellectual property right of the Disclosing Party; and provided further that a Party’s use of such Residual Information is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk.

12.3     Disclosures. If the Receiving Party or its representatives are requested to disclose any Confidential Information (including any notes) in connection with any legal or administrative proceeding or investigation, pursuant to rules of a securities exchange, or otherwise pursuant to Applicable Law, the Receiving Party shall notify the Disclosing Party promptly in writing of the existence, terms and circumstances surrounding such a request (except where notice is prohibited by law) so that the Disclosing Party may, in its sole discretion and at its sole expense, seek a protective order or other appropriate remedy or take steps to resist or narrow the scope of the disclosure sought by such request. The Receiving Party agrees to reasonably assist the Disclosing Party in seeking a protective order or other remedy, if requested by the Disclosing Party. The Receiving Party or its representatives shall furnish only that portion of the Confidential Information which is legally required to be disclosed. Confidential Information disclosed pursuant to the foregoing shall remain subject to the obligations of confidentiality and non-use set forth herein.

12.4      Existence and Terms of Agreement. The existence of this Agreement, including the terms and conditions contained herein, shall be the Confidential Information of each Party, with each Party treated as the Receiving Party, and neither Party shall disclose the existence or any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, including by virtue of a press release; provided, however, that a Party may disclose the existence or terms or conditions of this Agreement: (a) on a need-to-know basis to its legal and financial advisors (provided that such advisors are subject to ethical or other confidentiality obligations) to the extent such disclosure is reasonably necessary in connection with such Party’s performance of activities or exercise of rights under this Agreement; (b) to the extent such disclosure is required to comply with Applicable Law, including the rules and regulations promulgated by the Commission or any equivalent governmental authority or securities exchange; provided that in such event, the Party that intends to make a disclosure pursuant to this clause (b) shall provide the other Party a reasonable opportunity to review such disclosure and reasonably consider the other Party’s comments regarding confidential treatment sought for such disclosure; and (c) to a Third Party under customary written confidentiality terms (which may include a template confidentiality agreement approved by the JSC) in connection with: (i) an equity investment in such Party by a Third Party; (ii) an actual or potential merger, consolidation, license, collaboration or similar transaction entered into by such Party; or (iii) the actual or potential sale of all or substantially all of the assets of such Party.

12.5     Duration. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, the obligations of confidentiality and non-use obligations hereunder shall survive for five (5) years after the expiration or termination of this Agreement, except that the obligations with respect to Confidential Information that is a trade secret under Applicable Law shall continue to survive thereafter for so long as such Confidential Information remains a trade secret under Applicable Law.

12.6      Press Release. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release(s) attached as Schedule 12.6. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties.

12.7      Publications. During the Term, each Party (the “Publishing Party”) shall submit to the other Party (the “Non-Publishing Party”) for review and approval any proposed academic, scientific and medical publication or public presentation that contains the Non-Publishing Party’s Confidential Information or relates to a Collaboration Product. Such review and approval will be conducted for the purposes of preserving the value of the intellectual property licensed hereunder and determining whether any portion of the proposed publication or presentation containing the Non-Publishing Party’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to the Non-Publishing Party no later than sixty (60) days before submission for publication or presentation. The Non-Publishing Party shall provide its comments with respect to such publications and presentations within thirty (30) days of its receipt of such written copy. The sixty (60) day review period may be extended for an additional thirty (30) days if the Non-Publishing Party demonstrates reasonable need for such extension, including for the preparation and filing of patent applications. The Publishing Party will comply with standard academic practice regarding authorship of scientific publications and recognition of the contribution of other parties in any publication governed by this Section 12.7, including International Committee of Medical Journal Editors standards regarding authorship and contributions. For the sake of clarity, (x) where Entera is the Publishing Party, Entera shall not include in its academic, scientific and medical publications and public presentations any pre-clinical and clinical data and results relating to a Collaboration Product, including any such data and results provided to OPKO under this Agreement, without OPKO’s prior written consent, such consent not to be unreasonably withheld and (y) in all cases, the Publishing Party’s obligation to submit any publication to the Non-Publishing Party for review and approval under this Section 12.7 shall not apply to any publication that does not contain the Non-Publishing Party’s Confidential Information or relate in any manner to a Collaboration Product.

13.          TERM AND TERMINATION

13.1      Term. This Agreement will commence on the Effective Date and, unless earlier terminated pursuant to Section 13.2, will continue in full force and effect with respect to the Territory either (i) indefinitely; or (ii) in the case of an Opt-Out under Article 8, for so long as Proceeds are being received by OPKO (collectively, the “Term”).

13.2      Termination.

(a)         Termination for Breach. Either Party may terminate this Agreement with written notice to the other Party if such other Party materially breaches its obligations under this Agreement and fails to cure such material breach within ninety (90) days from the date of such notice; provided, that if such breach is capable of being cured but cannot be cured within such ninety (90) day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach. Any dispute regarding: (i) the existence or materiality of a breach specified in a notice provided by a Party in accordance with this Section 13.2(a); or (ii) whether a material breach has been cured within the applicable cure period described in this Section 13.2(a) will be resolved in accordance with the dispute resolution procedures (including litigation) described in Section 14.10. No purported termination of this Agreement pursuant to this Section 13.2(a) shall take effect until the resolution of such dispute, and the period for cure of such alleged breach shall be tolled during the pendency of any dispute with respect to an alleged breach. If it is ultimately determined that the breaching Party committed such material breach, then the breaching Party will have the right to cure such material breach after such determination within the applicable ninety (90) day cure period which will commence as of the date of such determination. Any termination by any Party under this Section 13.2(a) and the effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled.

(b)          Termination for Convenience. OPKO may terminate this Agreement for any reason and without liability upon sixty (60) days written notice to Entera. Entera will not to incur any additional Development Costs after receiving notice of termination from OPKO and will use commercially reasonable efforts to reduce any Development Costs for which it seeks reimbursement hereunder already committed to the extent cancellable or able to be mitigated.

(c)          Termination for Insolvency. If, at any time during the Term, either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within sixty (60) days after the filing thereof, the other Party may terminate this Agreement in its entirety by providing written notice of its intent to terminate this Agreement to such Party, in which case, this Agreement shall terminate on the date on which such Party receives such written notice.

(d)         Termination for Bankruptcy Code Rejection. OPKO may terminate this Agreement in its entirety or on a Collaboration Product-by-Collaboration Product or country-by-country basis in the event Entera rejects this Agreement under Section 365 of the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) or under any similar laws in any other country in the Territory.

(e)         Termination for Material Safety Issue. In the event Material Safety Issue is reasonably likely to not be resolved, or is not actually resolved, within twelve (12) months following the date on which the Material Safety Issue is identified, then unless otherwise mutually agreed by the Parties, this Agreement shall terminate upon the date that is twelve (12) months after the first date of discussion between the Parties of the Material Safety Issue.

13.3     Special Remedy for OPKO. In the event that OPKO has the right to terminate this Agreement pursuant to Section 13.2(a) (Termination for Breach) (excluding terminations for a material breach due to payment obligations), then OPKO may elect in lieu of termination of this Agreement for the applicable breach, but without limiting any other rights or remedies available to OPKO, any or all of the following upon written notice from OPKO: (a) cause Entera to exercise the Opt-Out, with the Opt-Out Date deemed to occur as of the date indicated in the written notice from OPKO; (b) reduce the amount of any payment obligations of OPKO hereunder with respect to Proceeds by fifty percent (50%); (c) OPKO shall have the right to offset the full amount of any damages it has suffered as a result of Entera’s breach against any amounts owed to Entera hereunder; (d) Entera will promptly return to OPKO or destroy any Confidential Information of OPKO in its possession that is not necessary for Entera to perform its remaining obligations hereunder; and (e) Entera’s rights (if any) to Prosecute or enforce (including step-in rights) any Joint Patents will terminate. The foregoing remedies may be exercised only once within twelve (12) months after the date on which OPKO had the right to terminate this Agreement pursuant to Section 13.2(a) (Termination for Breach), and if so elected by OPKO, be binding on OPKO. For clarity, OPKO shall have the right to seek any remedies available at law or in equity where OPKO elects not to invoke the special remedy.

13.4      Effects of Expiration or Termination.

(a)          General.

(i)          Upon the expiration or termination of this Agreement, each Party shall promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information that is in the possession or control of such Party (or any of its Affiliates, (sub)licensees or subcontractors), except that such Party shall have the right to retain copies of intangible Confidential Information of such other Party for legal purposes (e.g., monitoring its compliance with obligations under this Agreement).

(ii)          If Entera terminates this Agreement pursuant to Section 13.2(a) (Termination for Breach) or OPKO terminates this Agreement pursuant to Section 13.2(b) (Termination for Convenience), no later than thirty (30) days following the effective date of termination, Entera shall provide written notice to OPKO whether it desires to obtain an exclusive (or non-exclusive), worldwide, royalty-bearing license under certain OPKO Technology used and Controlled by OPKO as of the effective date of termination in the Development or Commercialization of Collaboration Products as they exist as of the effective date of termination that (i) cover Collaboration Products and (ii) were conceived or reduced to practice by OPKO or its Affiliates in the course of activities performed under this Agreement, to the extent necessary or reasonably useful to Develop and Commercialize any Collaboration Products in the Field in the Territory. In the event that Entera timely elects in writing to receive such license, then the Parties shall negotiate a definitive agreement for such license in good faith for ninety (90) days, which such license shall be on fair market and commercially reasonable terms that shall take into account the stage of Development or Commercialization as of the effective date of termination and relative contribution by each Party in such Development and Commercialization. Such definitive agreement shall contain customary terms and conditions surrounding (A) an appropriate technology transfer to Entera or its designee of the OPKO Technology to be licensed thereunder, (B) transfer and assignment of appropriate Marketing Approvals and regulatory filings held by OPKO with respect to the Collaboration Product; provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, OPKO would agree to permit Entera to cross-reference and rely upon such Marketing Approvals and regulatory filings, (C) the sale of appropriate Collaboration Product and all components and in-process inventory with respect thereto existing as of the date of execution of the definitive agreement, at a commercially reasonable price to be agreed upon by the Parties, and (D) to the extent OPKO determines, in its sole discretion, that it is practicable and commercially reasonable to do so, assignment or partial assignment to Entera (or its designee) of any agreements with Third Parties that relate to the Development or Commercialization of the Collaboration Products. With respect to Third Party agreements that OPKO does assign to Entera pursuant to clause (D) above, OPKO would, to the extent OPKO determines, in its sole discretion, that it is practicable and commercially reasonable to do so, use reasonable efforts at Entera’s sole cost and expense, to give Entera the benefit of such contracts for a reasonable transitional period to be agreed upon by the Parties (but not to exceed (12) months). If after ninety (90) days, the Parties have not executed a definitive agreement with respect to such license, OPKO shall have no further obligations to Entera with respect to such OPKO Technology.

(iii)          Expiration or termination of this Agreement for any reason shall be without prejudice to any rights or financial compensation that shall have accrued to the benefit of a Party prior to such expiration or termination, provided that OPKO shall have no obligation to make any milestone payments for milestones achieved between the date of the notice of termination and the effective date of such termination. Such expiration or termination shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

(iv)          If this Agreement expires or is terminated, the JSC shall automatically be dissolved as of the effective date of such termination; provided that the JSC has not been earlier disbanded.

(b)        Other Remedies. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

(c)         Survival. The following provisions shall survive and apply after expiration or termination of this Agreement: Articles 1, 7 (except for Section 7.2 and solely with respect to payments owing as of the effective date of termination or expiration) and 14; Sections 2.1(c), 4.3(c), 7.2 (solely for the time periods prescribed therein), 9.1, 10.3(a), 10.3(b) (solely with respect to the first sentence), 10.3(c), 10.4(b), 10.5, 11.1-11.3 (inclusive), 11.5, 12.1-12.5 (inclusive and solely for the time periods prescribed in Section 12.5) and 12.6; and this Section 13.4(c).

13.5      Rights in Bankruptcy.

(a)        The Parties agree that this Agreement constitutes an executory contract under Section 365 of the Bankruptcy Code for the license of “intellectual property” as defined under Section 101 of the Bankruptcy Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that OPKO, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, and any similar laws in any other country in the Territory. In the event of the commencement of a bankruptcy proceeding by or against Entera under the Bankruptcy Code and any similar laws in any other country in the Territory, OPKO will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it: (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Entera elects to continue to perform all of its obligations under this Agreement; or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of Entera upon written request therefor by OPKO.

(b)         All rights, powers and remedies of OPKO provided for in this Section are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including under the Bankruptcy Code and any similar laws in any other country in the Territory). In the event of an insolvency event (as described in Section 13.2(c)) in relation to Entera, OPKO, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under the Bankruptcy Code). The Parties intend the following OPKO rights to extend to the maximum extent permitted by Applicable Law, including for purposes of the Bankruptcy Code: (i) the right of access to any intellectual property (including all embodiments thereof) of Entera, or any Third Party with whom Entera contracts to perform an obligation of Entera under this Agreement that is necessary for the development, manufacture or commercialization of a Collaboration Product; (ii) the right to contract directly with any Third Party described in (i) to complete the contracted work; and (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Entera under this Agreement.

14.          MISCELLANEOUS

14.1      Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof. In the event of any inconsistency between the terms contained in the Development Plan and the terms contained in the remainder of this Agreement, the terms contained in the remainder of this Agreement will prevail to the extent of such conflict. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.2      Force Majeure. Both Parties will be excused from the timely performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.

14.3      Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.3, and will be deemed to have been given for all purposes: (a) when received, if hand-delivered or sent by a reputable international expedited delivery service; or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 14.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to OPKO:

OPKO Biologics Ltd.
16 Ashlegan St.,
Kiryat Gat 8211804, Israel
Attention: Gabi Faibish, VP Operations and General Counsel
Email: gfaibish@opko.com

If to Entera:

Entera Bio Ltd.
Kiryat Hadassah, PO Box 12117
Jerusalem, Israel
Attention: Miranda Toledano, Chief Executive Officer
Email: miranda@enterabio.com

With a required copy (which shall not constitute notice) to:

Goodwin Procter, LLP
100 Northern Avenue
Boston, MA 02210 USA
Attention: Shannyn Henke
Email: SHenke@goodwinlaw.com

14.4     Assignment. Neither Party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed, or conditioned), except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. In addition, OPKO may, without the consent of Entera, assign its rights and obligations under this Agreement with respect to a Collaboration Product to a Third Party in the event that OPKO or one of its Affiliates divests rights to such Collaboration Product. This Agreement will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.4 will be null and void.

14.5     Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution, delivery and performance of this Agreement.

14.6     Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof.

14.7     No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

14.8     Independent Contractors; Relationship. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties. Neither Party shall report this Agreement or the relationship between the Parties as a partnership for tax purposes unless required by Applicable Law. There are no intended Third-Party beneficiaries to this Agreement.

14.9     Counterparts. This Agreement may be executed in counterparts and electronically.

14.10   Choice of Law; Venue. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions. Each Party hereby irrevocably submits to the exclusive jurisdiction of: (a) the courts of the State of New York located in New York, NY; or (b) the U.S. District Court for the Southern District of New York, for the purposes of any actions, suits and proceedings (collectively, “Actions”) arising out of or in connection with this Agreement (except for government agency actions to adjudicate registered intellectual property rights, e.g., post-grant proceedings at the U.S. Patent and Trademark Office or other foreign equivalent proceedings). Each Party agrees to commence any such Action either in the U.S. District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York, NY. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action in such courts. Process may be served upon it in the manner specified in Section 14.3. Each Party irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process. Notwithstanding anything to the contrary herein, the interpretation and construction of any Patent will be governed in accordance with the laws of the jurisdiction in which such Patent was filed or granted, as the case may be.

14.11   Use of Names. Except as expressly provided herein, neither Party will use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 14.11 will not prohibit either Party from making any disclosure as permitted under Section 12.3 or Section 12.4, identifying the other Party that is required by Applicable Law.

14.12   Interpretation. Except where the context expressly requires otherwise: (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation;” (c) the word “will” shall be construed to have the same meaning and effect as the word “shall;” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns; (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to Articles, Sections, or Exhibits will be construed to refer to Articles, Sections, or Exhibits of this Agreement, and references to this Agreement include all attachments hereto; (h) references to “drugs” or pharmaceutical products or therapies include biological products or therapies; (i) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (j) any action or occurrence deemed to be effective as of a particular date will be deemed to be effective as of 11:59 PM ET on such date; and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “or” (and/or). Except as otherwise expressly set forth herein, provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved meeting minutes or otherwise (but, except as expressly set forth herein, excluding e-mail and instant messaging). Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment will be made or action taken on the next Business Day following such day to make such payment or do such act. The preamble to this Agreement and the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of this Agreement or of such Articles or Sections.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement by their duly authorized representatives as of the Effective Date.

OPKO BIOLOGICS LTD.	ENTERA BIO LTD.

By: /s/ Sagit Pinto-Finkel	By: /s/ Miranda Toledano
Name: Sagit Pinto-Finkel	Name: Miranda Toledano
Title: Vice President Finance	Title: Chief Executive Officer

By: /s/ Laura Moschcovich
Name: Laura Moschcovich
Title: General Manager

For purposes of Sections 7.2, 10.1, 10.2 and 10.4 only:

OPKO HEALTH, INC.

By: /s/ Steve Rubin
Name: Steve Rubin
Title: Executive Vice President

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